UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Pool Corporation

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POOL CORPORATION
_____________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2013 annual meeting of stockholders (the Annual Meeting) of Pool Corporation (the Company, we, us or our) will be held on Wednesday, May 1, 2013, at 9:00 a.m., Central Time, at our corporate headquarters, located at 109 Northpark Boulevard, Covington, Louisiana 70433.

At the Annual Meeting, you will be asked to:

1.	elect eight directors, each to serve a one-year term or until their successors have been elected and qualified;

2.	ratify the retention of Ernst & Young LLP, certified public accountants, as our independent registered public accounting firm for the 2013 fiscal year;

3.	cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in the attached Proxy Statement (the say-on-pay vote);

4.	approve the Pool Corporation Strategic Plan Incentive Program; and

5.	consider any other business which may properly arise at the Annual Meeting.

The accompanying Proxy Statement describes the matters being voted on and contains other information relating to Pool Corporation.

The Board of Directors has set March 13, 2013 as the record date for the Annual Meeting. This means that only record owners of the Company’s common stock at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement of the Annual Meeting.

By Order of the Board of Directors,
Jennifer M. Neil
Corporate Secretary

Covington, Louisiana
March 28, 2013

We urge each stockholder to promptly sign and return the enclosed proxy card or if applicable, to use telephone or internet voting. See “Frequently Asked Questions Regarding Attendance and Voting” for information about voting by telephone or internet.

POOL CORPORATION

POOL CORPORATION

109 Northpark Boulevard
Covington, Louisiana 70433

PROXY STATEMENT

Frequently Asked Questions Regarding Attendance and Voting
Q: Why am I receiving these materials?
A: The Board of Directors (the Board) of Pool Corporation (the Company, we, us or our) is providing these proxy materials to you in connection with its solicitation of proxies for use at the 2013 annual meeting of our stockholders (the Annual Meeting). Stockholders at the close of business on March 13, 2013, the record date, are entitled to vote at the Annual Meeting.
Q: Who may vote?
A: With respect to the election of directors, each stockholder is entitled to one vote for every share of common stock, $0.001 par value (Common Stock) owned on the record date for each position to be filled. For all other matters, each stockholder is entitled to one vote on each matter presented for each share of our Common Stock owned on the record date. On March 13, 2013, there were approximately 46,531,900 shares of our Common Stock outstanding. This Proxy Statement is being mailed to stockholders on or about March 28, 2013.
Q: When and where will the Annual Meeting be held?
A: The Annual Meeting will be held on Wednesday, May 1, 2013, at 9:00 a.m., Central Time, at our corporate headquarters, located at 109 Northpark Boulevard, Covington, Louisiana 70433.
Q: How may I obtain directions to the Annual Meeting?
A: To obtain directions to the Annual Meeting, you may contact Investor Relations at (985) 892-5521.
Q: What proposals will be voted upon at the Annual Meeting?
A: At the Annual Meeting, you will be asked to:

(1)	elect eight directors to the Board of Directors, each to serve a one-year term or until their successors have been elected and qualified;

(2)	ratify the retention of Ernst &Young LLP as our independent registered public accounting firm for the 2013 fiscal year;

(3)	cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement (the say-on-pay vote); and

(4)	approve the Pool Corporation Strategic Plan Incentive Program (the SPIP).
The Board does not know of any additional matters to be presented at our Annual Meeting other than those described in this Proxy Statement.
Q: What are the Board’s voting recommendations?
A: The Board recommends that you vote your shares:

▪	“FOR” each of the eight director nominees (Proposal 1);

▪	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013 (Proposal 2);

▪	“FOR” approval of the say-on-pay vote (Proposal 3); and

▪	"FOR" approval of the SPIP (Proposal 4).

Q: How do I vote?
A: If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote using the enclosed proxy card. You can also vote by telephone or the internet. Voting instructions are provided on the proxy card included in the proxy materials.
If you are a street name holder (that is, if you hold your shares through a bank, broker or other holder of record), you must vote in accordance with the voting instruction form provided by your bank, broker or other holder of record. The availability of telephone or internet voting will depend upon the voting process of your bank, broker, or other holder of record.
If you come to the Annual Meeting, you can, of course, vote in person. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.
Q: How many votes must be represented to hold the Annual Meeting?
A: In order to carry on the business of the Annual Meeting, a quorum must be present. This means at least a majority of the outstanding shares eligible to vote must be represented at the Annual Meeting, either by proxy or in person. If you submit your proxy instructions or if you attend the Annual Meeting in person, your shares will be counted for the purpose of determining a quorum, even if you abstain from voting on some or all matters introduced at the Annual Meeting. Also, if you hold your shares in street name, your shares will be counted in determining a quorum if your broker, bank or other holder of record votes your shares on any matter.

Q: What is the vote required for each proposal?
A: Proposal 1 - A majority of the shares voting is required to elect each of the directors. This means that each nominee must receive more for votes than withheld votes to be elected.
Proposals 2 and 4 - Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013 and approval of the SPIP will require the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote.
Proposal 3 - The advisory say-on-pay vote will also require the affirmative vote of a majority of the shares present or represented at the Annual Meeting and entitled to vote. This means that the votes that stockholders cast “for” must exceed the votes stockholders cast “against” or that abstain in order to approve the compensation of our named executive officers. Because the vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Q: Could other matters be decided at the Annual Meeting?
A: We are not aware of any matters to be presented other than those described in this Proxy Statement. By signing and returning a proxy card, however, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting, and they intend to vote on any such matter in accordance with their best judgment.
Q: What happens if I withhold my vote or I vote to abstain?
A: In the election of directors, you can vote for the eight directors standing for election or you can indicate that you are withholding your vote for any or all of the nominees. A withheld vote will have the effect of a vote against a director's election.
Regarding the proposal to ratify the appointment of Ernst &Young LLP as our independent registered public accounting firm for fiscal year 2013, the say-on-pay vote, the proposal to approve the SPIP and any other matter that is properly brought before the meeting, you may vote for or against each proposal or you may abstain from voting. An abstention will have the same effect as a vote against the respective proposal.
Q: What if I do not indicate my vote for one or more of the matters on my proxy card?
A: If you execute and return your proxy but do not give voting instructions, your shares will be voted as recommended by the Board. This means that unless your proxy is otherwise marked, properly executed proxies will be voted for the election of each of the director nominees, and for each of the other proposals (the ratification of the independent registered public accounting firm for fiscal year 2013, the say-on-pay vote and the proposal to approve the SPIP).

Q: What happens if I do not vote my proxy?
A: If you are a holder of record and do not vote shares held in your name, those shares will not be voted.
If you are a street name holder and do not provide voting instructions to your broker, your shares may be voted on any matter on which your broker has discretionary authority to vote. Under the rules of the New York Stock Exchange (NYSE), brokers generally have discretionary authority to vote on “routine” matters, but not on “non-routine” matters. The ratification of the appointment of the independent registered public accounting firm is considered a routine matter; the remaining proposals listed in this Proxy Statement (the election of directors, the say-on-pay vote, and the proposal to approve the SPIP) are classified as non-routine matters under the NYSE rules. Therefore, if you are a street name holder and do not provide voting instructions to your broker, your broker may only cast a vote with regard to the ratification of the appointment of our auditors.
Q: What are broker non-votes and what effect do they have on the proposals?
A: Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the proposal is a non-routine matter, which means the broker lacks discretionary voting power to vote the shares on the proposal without instructions. Broker non-votes will be treated as present for purposes of determining the existence of a quorum at the Annual Meeting. However, broker non-votes will have no effect on the election of directors, the ratification of the independent registered accounting firm for fiscal year 2013, the say-on-pay vote, and the proposal to approve the SPIP.
Q: Can I change or revoke my vote?
A: Yes. To change or revoke your vote at any time before the shares are voted at the Annual Meeting, you must either:

a)	mail (i) a new proxy card with a later date or (ii) a written revocation addressed to:
Pool Corporation
Jennifer M. Neil, Corporate Secretary
109 Northpark Boulevard
Covington, LA 70433-5001
or

b)	attend the Annual Meeting and vote in person.
Q: Who will pay the expenses incurred in connection with the solicitation of my vote?
A: We pay the cost of preparing proxy materials and soliciting your vote. We will, upon request, reimburse brokers and other nominees for the cost of mailing materials to beneficial owners. Some of our employees, who will receive no additional compensation, may solicit proxies by telephone, facsimile or electronic mail. We also pay all Annual Meeting expenses.
Q: What happens if the Annual Meeting is postponed or adjourned?
A: Unless a new record date is fixed, your proxy will still be good and may be voted at the postponed or adjourned Annual Meeting. You will still be able to change or revoke your proxy at any time until it is voted.
Q: How can stockholders present proposals for inclusion in our proxy materials relating to our 2014 annual meeting?
A: In order to be considered for inclusion in the proxy materials related to our 2014 annual meeting of stockholders, we must receive stockholders proposals no later than November 28, 2013. If such proposal is timely received, is in compliance with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 (the Exchange Act), and complies with our Bylaws, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders.
Our Bylaws are filed with the Securities and Exchange Commission (SEC), and stockholders should refer to the Bylaws for a complete description of the requirements. Any stockholders who wish to nominate a director or present a proposal before the 2014 annual meeting must notify the Secretary of the Company no earlier than July 1, 2013, and no later than November 28, 2013.
Important notice regarding the availability of proxy materials for the Annual Meeting to be held on May 1, 2013:
The Company’s Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2012 are available at http://www.poolcorp.com/investors.

ELECTION OF DIRECTORS
(Proposal 1)

General

Our Bylaws provide that the size of our Board shall be fixed from time to time by resolution of the Board. Our Board has currently fixed the size of the Board at eight directors.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated each of our eight current directors to serve another one-year term. Each of the nominees has indicated his intention to serve if elected. However, if any director nominee is unable or unwilling to take office at the Annual Meeting, your proxy may be voted in favor of another person or other persons nominated by the Board. Once elected, each director will hold office until his successor has been elected and qualified or until the director’s earlier resignation or removal.

In December 2012, the Board amended our Bylaws to implement a majority voting standard in uncontested director elections. As a result of this amendment, if the number of shares voted for any given director does not exceed the number of votes withheld with respect to that director, the director must submit a letter to the Board offering to resign. The Board, after considering the recommendation of the Nominating and Corporate Governance Committee, must make a decision whether to accept, reject or take other action with respect to the resignation within 90 days from certification of the election results.

Information about Our Directors

The following information sets forth, as of March 28, 2013, biographic information for each director nominee and contains information regarding his tenure as a director, his business experience, other company directorships, and his experiences, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee and our Board to determine that he should serve as a director of our Company.

Wilson B. Sexton (76)
Areas of experience include: ▪ Industry Knowledge ▪ Operations ▪ Strategic Planning ▪ Distribution ▪ International Operations
▪    Chairman and director since 1993
▪    Our Chief Executive Officer from 1999 to 2001
▪    Director of Beacon Roofing Supply, Inc., a wholesale distributor of roofing and complementary building products, and serves on its audit and compensation committees; and director of Houston Wire and Cable Company, a wholesale distributor of electrical wire and cable, and serves on its audit and compensation committees
▪    Bachelor of Business Administration, Southern Methodist University
▪    Certified Public Accountant
▪    Among other qualifications, Mr. Sexton brings to the Board strong financial acumen along with extensive managerial experience and industry knowledge.

Andrew W. Code (54)
Areas of experience include: ▪ Finance ▪ Mergers and Acquisitions ▪ Strategic Opportunities ▪ Management
▪    Director since 1993
▪    A founding partner in Promus Capital, a wealth management, private equity, alternative investments and multi-family office with over $600 million under management
▪    A founding partner of CHS Capital, a Chicago-based private equity firm since 1988, with five funds totaling over $2.7 billion in assets under management and having purchased over 300 companies with total revenue exceeding $15 billion
▪    Serves as a member of various private, profit and non-profit boards of directors, including the Boards of Directors of the University of Iowa Foundation, Resource Land Holdings, Creation Investments, CAPX Partners, LaSalle Capital and Paradigm Project
▪    Previously served as a director of American Reprographics Company, a leading reprographics company providing document management services to the architectural, engineering and construction industry; and The Hillman Companies, Inc., a distributor of hardware items, key duplication and engraving equipment
▪    Bachelor of Arts and Master of Business Administration, University of Iowa
▪    Among other qualifications, Mr. Code brings to the Board extensive financial expertise, many years of senior leadership and business development experience, and significant acquisition and initial public offering experience.

James J. Gaffney (72)
Areas of experience include: ▪ Finance ▪ Corporate Governance ▪ Corporate Restructuring ▪ Management
▪    Director since 1998
▪    Director of Beacon Roofing Supply, Inc. and chairs its nominating and governance committee and serves on its compensation committee; and director of Armstrong World Industries, a manufacturer of flooring and ceilings, and serves on its compensation committee and chair of its governance committee
▪    From 1997 to 2003, Vice Chairman of Viking Pacific Holdings, Ltd., a conglomerate which included manufacturing, distribution, contract mining, plant nursery and retail companies, chairman of Vermont Investments, Ltd., a New Zealand-based conglomerate, and provided consulting services to GS Partners II, L.P. (a private investment fund affiliated with Water Street Corporate Recovery Fund I, L.P. and Goldman Sachs & Co.) and other affiliated funds
▪    Previously served as a director of Carmike Cinemas, Inc., World Color Press Inc., Hexcel Corporation, Purina Mills, LLC, Advantica Restaurant Group, Inc., Safelite Group, Inc., C&D Technologies, Inc., and Imperial Sugar Company
▪    Bachelor of Business Administration, St. John's University; Master of Business Administration, New York University
▪    Among other qualifications, Mr. Gaffney brings to the Board broad leadership and corporate governance experience as well as comprehensive experience in operations, financial and risk management matters.

George T. Haymaker, Jr. (75)
Areas of experience include: ▪ Strategic Planning ▪ International Operations ▪ Management ▪ Compensation ▪ Governance
▪    Director since 2004
▪    From 1994 to 2000, Chief Executive Officer and director of Kaiser Aluminum Corporation, an integrated leading producer of aluminum and aluminum products, also serving as the company’s non-executive chairman from 2001 to 2006
▪    Previously served as a director of Flowserve Corporation, a provider of flow solutions, such as pumps, valves, and seals, and as chair of its compensation committee; non-executive chairman of Safelite Group, Inc., a provider of automotive replacement glass and related insurance services; lead director of Hayes Lemmerz International, Inc., a global supplier of automotive and truck wheels, and member of its audit committee; director of International Aluminum Corporation, a manufacturer of commercial building curtain wall, storefronts and entrances, and residential windows; and director of 360 Networks Corporation, a provider of broadband, VOIP and other telecommunication services, and chair of its compensation committee
▪    Bachelor of Science, Massachusetts Institute of Technology; Master of Business Administration, University of Southern California; Master of Science – Industrial Management, Massachusetts Institute of Technology
▪    Among other qualifications, Mr. Haymaker brings to the Board many years of senior leadership and corporate governance experience as well as international and business strategy expertise. During his career, he has provided operational, strategic and governance leadership in a wide variety of business settings.

Manuel J. Perez de la Mesa (56)
Areas of experience include: ▪ Management ▪ Strategic Planning ▪ International Operations ▪ Finance ▪ Industry Knowledge
▪    Director since 2001
▪    Our Chief Executive Officer since 2001
▪    Our President since 1999
▪    Our Chief Operating Officer from 1999 to 2001
▪    Director of American Reprographics Company and serves on its compensation and audit committees
▪    Serves as a member of the board of the National Association of Wholesaler‑Distributors
▪    Previous general, financial and operations management experience with Watsco, Inc. from 1994 to 1999, Fresh Del Monte Produce B.V. from 1987 to 1994, International Business Machines Corp. from 1982 to 1987, and Sea‑Land Service Inc./R.J. Reynolds, Inc. from 1977 to 1982
▪    Bachelor of Business Administration, Florida International University; Master of Business Administration, St. John’s University
▪    Among other qualifications, Mr. Perez de la Mesa brings to the Board extensive management experience, over 14 years of industry knowledge, a broad strategic vision for the Company, and a strong financial acumen.

Harlan F. Seymour (63)
Areas of experience include: ▪ Strategic Planning ▪ Business Development ▪ Operations ▪ Information Technology ▪ Finance
▪    Director since 2003
▪    Chairman of ACI Worldwide, Inc. (ACI), a global provider of software for electronic payments and electronic commerce, and serves on its compensation and leadership development, nominating and corporate governance and strategy, technology and process committees
▪    Serves as a member of various private boards of directors, including Lagniappe Health Inc., a company that provides technology solutions to pharmacies and utilizes pharmacy transactions data to improve patient outcomes and the advisory board of Calvert Street Capital Partners, a private equity firm
▪    From 2000 to present, conducts personal investments in both public and private companies and business advisory services through HFS LLC, particularly in the area of strategic planning services for companies in a wide variety of industries
▪    Previously served as a director and executive vice president of ENVOY Corporation, a publicly traded provider of EDI and transaction processing services for the healthcare market, from 1997 to 1999 when it was merged with Quintiles Transnational
▪    Previous general, financial and operations management experience with Jefferson Capital Partners from 1996 to 1997, Trigon Blue Cross Blue Shield from 1994 to 1996, and First Financial Management Corporation from 1983 to 1994, serving from 1990 to 1994 as President and CEO of its subsidiary, FIRST HEALTH Services Corporation and previously as senior vice president, corporate development
▪    Bachelor of Arts, University of Missouri; Master of Business Administration, Keller Graduate School of Management
▪    Among other qualifications, Mr. Seymour brings to the Board senior leadership experience, information technology knowledge, strategic planning, operating and acquisition expertise.

Robert C. Sledd (60)
Areas of expertise include: ▪ Finance ▪ Operations ▪ Marketing ▪ Business Development ▪ Strategic Planning
▪    Director since 1996
▪    Governor’s Senior Economic Advisor, State of Virginia, from January 2010 to present; and managing partner of Pinnacle Ventures, LLC, a venture capital firm, and Sledd Properties, LLC, an investment company, from 2001 to present
▪    Director of Owens and Minor, Inc., a distributor of medical and surgical supplies, and serves on its compensation and strategic planning committees; and director of Universal Corporation, a leaf tobacco merchant and processor, and serves on its audit and pension investment committees
▪    Chairman of Performance Food Group Company (PFG), a foodservice distribution company, from 1995 to 2008 and director from 1987 to 2008
▪    Chief Executive Officer of PFG from 1987 to 2001 and from 2004 to 2006
▪    Bachelor of Science, Business Administration, University of Tennessee
▪    Among other qualifications, Mr. Sledd brings to the Board executive leadership experience, including his past service as a chief executive officer of a public company, along with extensive brand marketing experience and financial expertise.

John E. Stokely (60)
Areas of expertise include: ▪ Finance ▪ Management ▪ Operations ▪ Corporate Governance ▪ Distribution
▪    Director since 2000
▪    Our Lead Independent Director
▪    Director of ACI and chairs its audit committee and serves on its governance committee
▪    Director of AMF Bowling Centers, Inc.
▪    From 1996 to 1999, President, Chief Executive Officer and Chairman of Richfood Holdings, Inc., a regional Fortune 500 wholesale food distributor and operator of retail grocery stores with annual sales of $4.5 billion prior to its acquisition by SuperValu Inc.
▪    Previously served as a director of O’Charley’s Inc., a national restaurant chain, Nash Finch Company, a wholesale food distributor, PFG, and Imperial Sugar Company
▪    Bachelor of Arts, University of Tennessee
▪    Among other qualifications, Mr. Stokely brings to the Board experience in providing strategic, financial, and risk management advice to companies engaged in a variety of industries, unique strategic insight, distribution and retail expertise and extensive senior leadership experience.
▪    Additionally, Mr. Stokely’s previous experience as CEO of Richfood Holdings, Inc., afforded him with significant acquisition experience.

The Board of Directors unanimously recommends that our stockholders vote FOR the election of each of the director nominees.

Our Nominating and Corporate Governance Committee recommended to our full Board of Directors the foregoing nominees, and our Board has nominated them for election by our stockholders. At least annually, our Nominating and Corporate Governance Committee evaluates the effectiveness of the operation of our Board and Board committees and reviews the appropriateness of the composition and size of our Board and Board committees. In considering potential nominees, our Nominating and Corporate Governance Committee looks for persons with the highest personal and professional ethics, integrity and values, who can commit themselves to representing the long-term interests of our stockholders. Nominees must also have an inquisitive and objective perspective, practical wisdom and mature judgment. Nominees must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serving on our Board for an extended period of time.

In reviewing the composition of our Board and potential nominees, our Nominating and Corporate Governance Committee also considers the director independence and committee requirements of The NASDAQ Stock Market LLC (NASDAQ) listing rules and all legal requirements. Our Board seeks independent directors with a broad diversity of experience, professions, skills, geographic representation and backgrounds that will enhance the quality of the Board’s deliberations and decisions. Our Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Prospective nominees are not discriminated against on the basis of age, race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Our Nominating and Corporate Governance Committee and Board believe the nominees fulfill the criteria described above. In addition, the Board has determined that three-fourths of the nominees (including all committee members) are independent under NASDAQ listing rules. Three of the four members of our Audit Committee are “audit committee financial experts,” as defined by SEC rules. In addition to these attributes, each of the nominees has a strong and unique background and experience which led our Nominating and Corporate Governance Committee and Board to conclude that he should serve as a director of our Company. These qualifications are described individually for each nominee in the table above.

Our Company has grown rapidly through internal growth and acquisitions to become the world’s largest wholesale distributor of swimming pool supplies, equipment and related leisure products, operating in 39 U.S. states, one U.S. territory and nine foreign countries. Accordingly, our nominees have experience in a variety of areas important to our Company, such as managing and overseeing the management of large public and private companies, corporate governance and executive compensation, strategic planning, mergers and acquisitions, financing growing businesses, international operations, information technology and marketing, and experience in our industry. Our Nominating and Corporate Governance Committee and Board believe that these nominees together provide us with the range and depth of experience and capabilities needed to oversee the management of our Company.

Other Information about the Board of Directors

Director Attendance at Meetings

Our Board held five meetings in the 2012 fiscal year. As stated in our Corporate Governance Guidelines, we expect directors to attend Board meetings and meetings of the Board committees on which they serve. In the 2012 fiscal year, each of our directors attended 75% or more of both the total number of Board meetings and the meetings of the Board committees on which he served. We encourage each member of our Board to attend the Annual Meeting and all of our directors attended the 2012 Annual Meeting.

Director Independence

To be considered independent under the listing rules of NASDAQ, directors must be free from any relationship with management or the Company, which, in the opinion of the Board, would interfere with the exercise of independent judgment. The Board has determined that six of our eight current directors - Messrs. Code, Gaffney, Haymaker, Seymour, Sledd and Stokely - meet the definition of an independent director as defined by NASDAQ listing rules. The Board’s independent directors regularly meet in executive session (without management present) at each Board and committee meeting.

Board Leadership Structure and Lead Independent Director

The positions of Chief Executive Officer (CEO) and Chairman of the Board (Chairman) are presently held by two different individuals, and the Board continues to believe that this is the most appropriate leadership structure for our Company. The principal responsibility of the CEO is to manage the business. The principal responsibilities of the Chairman are to manage the operations of the Board of Directors and its committees and provide counsel to the CEO on behalf of the Board.

However, because our Chairman is not considered an independent director, our Board has elected a Lead Independent Director. Mr. Stokely currently serves as the Board’s Lead Independent Director. Our Lead Independent Director's responsibilities include the following:

▪	assign tasks to the Board’s committees;

▪	determine the appropriate schedule of Board meetings after consultation with our CEO, Chairman, and other Board members;

▪	consult with our CEO, Chairman and other Board members on the agenda of the Board;

▪	assess the quality, quantity, and timeliness of the flow of information from management to the Board;

▪	direct the retention of consultants who report directly to the Board;

▪	coordinate with the Chairman of the Nominating and Corporate Governance Committee to oversee compliance with and implementation of corporate governance policies;

▪	coordinate, develop the agenda for, and moderate executive sessions of the Board’s independent directors;

▪	assist the Chairman of the Compensation Committee in his evaluation of our CEO’s performance; and

▪	perform such other functions as the Board may direct.

Board’s Role in Risk Oversight and Assessment
Our employees, managers and officers conduct our business under the direction of our CEO and the oversight of our Board, to enhance our long-term value for our stockholders. The core responsibility of our Board is to exercise its fiduciary duty to act in the best interest of our Company and our stockholders. In discharging this obligation, our Board and committees perform a number of specific functions, including risk assessment, review and oversight. While management is responsible for the day-to-day management of risk, our Board is responsible for oversight of our risk management programs, ensuring that an appropriate culture of risk management exists within the Company and assisting management in addressing specific risks, such as strategic risks, financial risks, regulatory risks and operational risks.

Our Board’s goal is to have systems and processes in place to bring to its attention the material risks facing our Company and to permit the Board to effectively oversee the management of these risks. As reflected in our Code of Business Conduct and Ethics, our Board seeks to establish a “tone at the top” communicating our Board’s strong commitment to ethical behavior and compliance with the law. In furtherance of these goals, our Board regularly includes agenda items at its meetings relating to its risk oversight obligations and meets with various members of management on a range of topics, including corporate governance and regulatory obligations, disaster recovery and business continuity planning, succession planning, safety and risk management, insurance, and operations. Our Board also sets and regularly reviews quantitative and qualitative authority levels for management. Further, our Board oversees the strategic direction of our Company, and in doing so considers the potential rewards and risks of our Company’s business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals.

While risk oversight is a full Board responsibility, we also empower our various Board committees to address risk oversight in their respective areas and regularly report on their activities to our full Board. For example, our Strategic Planning Committee routinely reviews with management external and internal risks that may impact our strategic goals, our Compensation Committee assesses risks related to compensation and our Audit Committee regularly reviews our disclosure controls and procedures and internal control over financial reporting, our Code of Business Conduct and Ethics, and other legal and regulatory matters affecting our Company, including compliance policies. Our Audit Committee also discusses our major financial risk exposures and steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. Our Director of Internal Audit reports to and regularly meets in executive session with our Audit Committee.

Compensation-Related Risk
Our Compensation Committee assesses risks associated with our compensation policies and practices and we do not believe that we utilize compensation policies or practices that are reasonably likely to have a material adverse effect on our Company. While risk taking is a necessary part of growing a business, our compensation philosophy is focused on aligning compensation with the long‑term interests of our stockholders as opposed to rewarding short-term management decisions that could pose long‑term risks. For example:

▪	our annual cash incentive programs are capped for all members of senior management, including our Named Executive Officers;

▪	our Share Ownership Guidelines require named executive officers to hold Company stock;

▪	our Corporate Governance Guidelines include a claw back policy for executive incentive, equity or performance based compensation;

▪	our insider trading policy prohibits hedging or monetization transactions involving our stock; and

▪	our equity-based long-term incentive compensation cliff vests over a period of three to five years for all management recipients, including our Named Executive Officers.
Moreover, equity grants are made annually, so executives always have unvested awards that could decrease significantly in value if our business is not managed for the long-term.
Access to Management and Employees
Directors have full and unrestricted access to our management and employees. Additionally, key members of management attend Board meetings from time to time to present information about the results, plans and operations within their areas of responsibility.
Communications with the Board
Stockholders and other interested parties may communicate with the members of our Board by mail addressed to the full Board, a specific member of the Board or to a particular committee of the Board at 109 Northpark Boulevard, Covington, Louisiana 70433. Communications are distributed to the Board, or to a specific member of the Board, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board be excluded, such as junk mail, mass mailings, resumes and other forms of job inquiries and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable may be excluded.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our employees, officers (including our principal executive officer, principal financial officer and principal accounting officer) and directors. Our Code of Business Conduct and Ethics is posted on our website at www.poolcorp.com and can also be obtained free of charge by sending a request to our Corporate Secretary at 109 Northpark Boulevard, Covington, Louisiana 70433. As permitted by SEC and NASDAQ rules, we intend to satisfy the disclosure requirement regarding an amendment to, or a waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website.

Board Committees

Board committees work on key issues in greater detail than would be possible at full Board meetings. The Board has appointed four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategic Planning Committee. Each of these Board committees is comprised entirely of independent directors and operates under a written charter, which sets forth the committees’ authorities and responsibilities. The charters are posted on our website at www.poolcorp.com.

The following table shows the membership of each of our Board committees and the number of meetings each committee held during the 2012 fiscal year.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategic Planning Committee
Andrew W. Code		✓
James J. Gaffney	✓		Chair
George T. Haymaker, Jr.		Chair		✓
Harlan F. Seymour	✓		✓	Chair
Robert C. Sledd	✓	✓
John E. Stokely	Chair		✓
2012 meetings	8	7	3	3

A brief description of our Board committees and certain of their principal functions are outlined in the following sections. These descriptions are qualified in their entirety by the full text of the Board committee charters.

Audit Committee

The Audit Committee assists the Board in monitoring:

▪	management’s process for ensuring the integrity of our financial statements;

▪	the independent registered public accounting firm’s qualifications and independence;

▪	the performance of our internal audit function and independent registered public accounting firm; and

▪	management’s process for ensuring our compliance with legal and regulatory requirements.

The Board has determined that each Audit Committee member meets the requirements for independence, experience and expertise, including financial literacy, as set forth in the applicable SEC and NASDAQ rules. The Board has further determined that Mr. Stokely, Mr. Gaffney and Mr. Sledd are “audit committee financial experts” as defined in the SEC rules.

Compensation Committee

Our Compensation Committee is responsible for oversight of our executive compensation and makes recommendations to our entire Board with respect to director compensation, incentive compensation plans for senior management and equity-based plans for all employees. All members of the Compensation Committee are independent based on the definition of independence for compensation committee members in NASDAQ listing standards, Rule 16b-3 of the Exchange Act, as amended, and Internal Revenue Code Section 162(m). The Compensation Committee’s specific responsibilities and duties are outlined in detail in our Compensation Committee Charter. The Compensation Committee has full and final authority in connection with the administration of our stock plans and, in its sole discretion, may grant options and make awards of shares under such plans.

The Compensation Committee has the authority to engage the services of outside advisers, experts and others to aid it. Specifically, the Compensation Committee may periodically retain compensation consultants to review the overall structure and design of our compensation programs and their suitability in meeting our compensation objectives. In addition, when changes to specific compensation programs are considered, the Compensation Committee may use an outside consultant to review the design and suitability of that specific program.

Historically, the Compensation Committee has engaged Lyons, Benenson & Company Inc. (Lyons) at various times to review and comment upon director and senior management compensation. During 2012, the Compensation Committee again retained Lyons to review our Strategic Plan Incentive Program, together with the entire senior management compensation structure. Lyons performs services solely on behalf of the Compensation Committee and has no other relationship with the Company or its management. As required by SEC rules, the Compensation Committee has assessed the independence of Lyons and concluded that Lyons' work did not raise any conflict of interest.

The Compensation Committee has three regularly scheduled meetings each year and meets at other times as necessary. At its winter meeting, typically held in late February or early March, the Compensation Committee’s agenda generally includes review and discussion of the following:

▪	compensation, benefits, performance and corporate goals and objectives of executive officers and senior managers;

▪	our Compensation Discussion and Analysis;

▪	the Committee’s Compensation Report;

▪	the Committee’s composition, independence and self-evaluation results;

▪	non-employee director compensation;

▪	our incentive compensation and equity-based plans;

▪	annual equity grants; and

▪	new compensation related rules and pronouncements.

At its summer meeting, typically held in early August, the Compensation Committee’s agenda generally includes review and discussion of the following:

▪	organizational planning and development of senior management, including succession planning; and

▪	additional equity grants, if any.

At its fall meeting, typically held in late October or early November, the Compensation Committee’s agenda generally includes review and discussion of the following:

▪	the Committee’s Charter;

▪	additional equity grants, if any;

▪	an initial draft of our Compensation Discussion and Analysis;

▪	new compensation related rules and pronouncements; and

▪	the Committee’s self-evaluation process.

For more information regarding the processes used by the Compensation Committee to determine executive compensation, see the section titled “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s primary purpose is to provide oversight on a broad range of issues surrounding the composition of the Board, including:

▪	identifying qualified individuals to be considered for nomination as a director;

▪	recommending to the Board director nominees for the next annual meeting of stockholders;

▪	assisting the Board in committee member selection;

▪	evaluating the overall effectiveness of the Board and committees of the Board; and

▪	reviewing and considering corporate governance practices.

The Nominating and Corporate Governance Committee has the authority to recommend to the Board candidates for Board membership. Stockholders may also make recommendations for director nominations by sending a letter to the Nominating and Corporate Governance Committee in care of our Corporate Secretary at 109 Northpark Boulevard, Covington, Louisiana 70433. Stockholders making nominations must also comply with the notice procedures set forth in our Bylaws. The Nominating and Corporate Governance Committee evaluates such candidates in the same manner as other candidates.

Strategic Planning Committee

The Strategic Planning Committee assists senior management in the analysis and preparation of our strategic plan, and then reports and makes recommendations regarding our strategic plan to the Board. Our strategic planning process involves defining the Company’s strategy and making decisions on allocating resources, including capital and people, to pursue this strategy. Our strategic plan incorporates specific goals for growth and business development over the next three to five years, which we update and review with the Board periodically.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, George T. Haymaker, Jr., Andrew W. Code, and Robert C. Sledd served on the Compensation Committee and none of them served at any time as officers or employees of the Company or any of its subsidiaries. None of our executive officers served in the last fiscal year as a member of the board of directors or compensation committee of another entity, one of whose executive officers served as a member of our Board or Compensation Committee.

Information about Our Executive Officers

The following table presents, as of March 28, 2013, certain information about our current executive officers (other than Mr. Perez de la Mesa, our President and Chief Executive Officer, whose biographical information appears under “Election of Directors”). We expect that each of these officers will remain in his or her current position following the Annual Meeting.

Name and age	Positions and recent business experience
A. David Cook (57)	Group Vice President ▪ Group Vice President since 2007 ▪ Vice President from 1997 to 2007 ▪ Director of National Sales Development of our principal operating subsidiary from 1993 to 1997
Mark W. Joslin (53)
Vice President, Chief Financial Officer
▪    Vice President, Chief Financial Officer since 2004
▪    Vice President of Corporate Development of Eastman Chemical Company (Eastman) from 2002 to 2004
▪    Vice President and Controller of Eastman from 1999 to 2002

Kenneth G. St. Romain (50)	Group Vice President ▪ Group Vice President since 2007 ▪ General Manager from 2001 to 2007 ▪ Regional Manager from 1987 to 2001
Stephen C. Nelson (66)	Vice President ▪ Vice President since 2002 ▪ General Manager from 1998 to 2006
Jennifer M. Neil (39)	General Counsel, Corporate Secretary ▪ General Counsel since 2003 ▪ Corporate Secretary since 2005
Melanie M. Housey (40)
Corporate Controller, Chief Accounting Officer
▪    Chief Accounting Officer since 2008
▪    Corporate Controller since 2007
▪    Senior Director of Corporate Accounting from 2006 to 2007
▪    Senior Manager at Ernst & Young LLP from 2001 to 2006

PRINCIPAL STOCKHOLDERS

In accordance with Rule 13d-3 under the Exchange Act, the table below sets forth, as of March 13, 2013, certain information regarding beneficial ownership of Common Stock by (i) each of our directors, (ii) each of the executive officers listed in the Summary Compensation Table included in “Executive Compensation” (Named Executive Officers), (iii) all of our directors and executive officers as a group and (iv) each stockholder known by us to be the beneficial owner of more than 5% of our outstanding Common Stock. Based on information furnished to us by such stockholders, unless otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Outstanding Common Stock
Directors
Wilson B. Sexton	610,918	(1)	1%
Andrew W. Code	172,120	(2)	*
James J. Gaffney	73,606	(3)	*
George T. Haymaker, Jr.	57,265	(4)	*
Manuel J. Perez de la Mesa	1,396,558	(5)	3%
Harlan F. Seymour	51,175	(6)	*
Robert C. Sledd	142,617	(7)	*
John E. Stokely	47,834	(8)	*
Named Executive Officers (9)
A. David Cook	296,894	(10)	*
Mark W. Joslin	211,772	(11)	*
Stephen C. Nelson	154,025	(12)	*
Kenneth G. St. Romain	266,122	(13)	*
All executive officers and directors as a group (14 persons)	3,535,416	(14)	8%
Greater than 5% Beneficial Owners
BlackRock, Inc.	3,467,751	(15)	7%
Columbia Wanger Asset Management, LLC	2,864,000	(16)	6%
Neuberger Berman Group LLC	3,545,807	(17)	8%
T. Rowe Price Associates, Inc.	3,297,636	(18)	7%
The Vanguard Group, Inc.	2,796,760	(19)	6%
_______________
*    Less than one percent.

(1)
Includes (i) 61,929 shares that may be acquired upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 12, 2013, all of which are held by a trust for which Mr. Sexton serves as trustee; (ii) 43,925 shares held directly by a charitable foundation over which Mr. Sexton has voting and investment power with respect to such shares; and (iii) 497,993 shares held by a trust for which Mr. Sexton serves as trustee and of which 488,414 shares are pledged as security.

(2)
Includes (i) 14,118 shares that Mr. Code has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 12, 2013; (ii) 32,231 shares held directly by a charitable foundation of which Mr. Code is a director, president and the sole member (although neither Mr. Code nor any members of his immediate family have a pecuniary interest in such shares); and (iii) 121,180 shares held by a family trust for which Mr. Code serves as co‑trustee.

(3)
Includes (i) 29,750 shares that Mr. Gaffney has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 12, 2013.

(4)
Includes (i) 29,750 shares that Mr. Haymaker has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 12, 2013; and (ii) 2,500 shares held in a charitable remainder unitrust, of which Mr. Haymaker and his wife are beneficiaries.

(5)
Includes (i) 535,000 shares that Mr. Perez de la Mesa has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 12, 2013; (ii) 5,000 shares beneficially owned by Mr. Perez de la Mesa’s wife; and (iii) 822,252 shares held by an irrevocable trust for which Mr. Perez de la Mesa is the beneficiary and has voting power.

(6)	Includes 43,868 shares that Mr. Seymour has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 12, 2013.

(7)
Includes 92,075 shares that Mr. Sledd has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 12, 2013. Also includes 5,000 shares beneficially owned by Mr. Sledd’s children.

(8)	Includes 22,618 shares that Mr. Stokely has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 12, 2013.

(9)
Information regarding shares beneficially owned by Mr. Perez de la Mesa, our Chief Executive Officer, who is a Named Executive Officer in addition to Messrs. Cook, Joslin, Nelson and St. Romain, appears above under the caption “Directors.”

(10)	Includes 132,000 shares that Mr. Cook has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 12, 2013.

(11)	Includes 120,000 shares that Mr. Joslin has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 12, 2013.

(12)
Includes (i) 99,750 shares that Mr. Nelson has the right to acquire upon exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 12, 2013; (ii) 627 shares held by Mr. Nelson’s daughter; (iii) 84 shares held by Mr. Nelson’s grandson; (iv) 500 shares which are held by a family trust over which Mr. Nelson serves as co-trustee; and (v) 9,437 shares held by a family trust, over which Mr. Nelson serves as a co-trustee and of which his wife is a beneficiary.

(13)
Includes 130,000 shares that Mr. St. Romain has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 12, 2013.

(14)
Includes 1,344,056 shares that such persons have the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 12, 2013. Also includes 1,451,362 shares held in family trusts, 2,500 shares held in charitable remainder unitrusts, 76,156 shares held in charitable foundations and 10,711 shares held by family members of such persons.

(15)
Based upon such holder’s Schedule 13G/A filed with the SEC on February 8, 2013. BlackRock, Inc. has sole voting power and sole dispositive power with respect to the shares. The business address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(16)
Based upon such holder’s Schedule 13G/A filed with the SEC on February 14, 2013. As investment advisor, Columbia Wanger Asset Management, LLC (Columbia) has sole voting power over 2,666,000 shares and sole dispositive power with respect to all shares. The business address of Columbia is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(17)
Based upon such holder’s Schedule 13G filed with the SEC on February 14, 2013. Neuberger Berman Group LLC (Neuberger) has shared voting power with Neuberger Berman LLC with respect to 3,456,467 shares and shared dispositive power with respect to all shares. Neuberger Berman Management LLC has shared voting and dispositive power with respect to 3,154,383 shares. Neuberger Berman Equity Funds has shared voting and dispositive power with respect to 2,770,523 shares. The business address of Neuberger is 605 Third Avenue, New York, New York 10158.

(18)
Based upon such holder’s Schedule 13G/A filed with the SEC on February 6, 2013. These securities are owned by various individual and institutional investors, for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. Price Associates has sole voting power over 842,714 of the shares and sole dispositive power with respect to all shares. For purposes of the reporting requirements of the Exchange Act, Price Associates is considered to be the beneficial owner of these securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The business address of Price Associates is 100 East Pratt Street, Baltimore, Maryland 21202.

(19)
Based upon such holder’s Schedule 13G/A filed with the SEC on February 11, 2013. The Vanguard Group, Inc. (Vanguard), an investment advisor, has sole voting power over 66,397 shares, sole dispositive power over 2,732,663 shares and shared dispositive power over 64,097 shares beneficially owned by its wholly‑owned subsidiary, Vanguard Fiduciary Trust Company. Vanguard Investments Australia, Ltd, a wholly-owned subsidiary of Vanguard is the beneficial owner of 2,300 shares. The business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

EQUITY COMPENSATION PLAN INFORMATION

All of the Company's existing equity compensation plans were approved by stockholders. The following table provides information about shares of Common Stock that may be issued under all of the Company's existing equity compensation plans as of December 31, 2012.

Plan description	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of Common Stock remaining available for future issuance under equity compensation plans
Equity Compensation Plans Approved by Stockholders:
2007 Long-Term Incentive Plan (2007 LTIP)	2,633,468	$23.84	1,965,169	(1)
2002 Long-Term Incentive Plan (2002 LTIP)	1,183,223	31.43	—
1998 Stock Option Plan (1998 Plan)	—	—	—
Employee Stock Purchase Plan	—	—	215,506
Non-Employee Directors Equity Incentive Plan	127,500	30.82	—
TOTAL	3,944,191	$26.33	2,180,675
(1) Includes 605,552 shares that may be issued as restricted stock.

As of December 31, 2012, the weighted-average remaining contractual term of outstanding stock options is approximately 5.16 years. Of the outstanding options, 2,090,468 are vested and exercisable and these shares have a weighted-average exercise price of approximately $28.89 per share. The 1,853,723 unvested options have a weighted-average exercise price of approximately $23.68 per share.

For a complete description of the Company's equity compensation plans, see Note 6 to the Company's 2012 Annual Report on Form 10-K.

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement (the CD&A) describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our Chief Executive Officer (CEO), Chief Financial Officer, and our next three most highly-compensated executives (collectively, our Named Executive Officers or NEOs). For fiscal 2012, our Named Executive Officers were:

▪	Manuel J. Perez de la Mesa, President, Chief Executive Officer and Director;

▪	Mark W. Joslin, Vice President and Chief Financial Officer;

▪	A. David Cook, Group Vice President;

▪	Kenneth G. St. Romain, Group Vice President; and

▪	Stephen C. Nelson, Vice President.

In this CD&A, we first provide an Executive Summary of our actions and highlights from the fiscal year. We next explain the principles that guide our Compensation Committee’s executive compensation decisions, our Compensation Philosophy and Objectives. We then describe the Compensation Committee’s Process of Setting Compensation, including any supporting role played by the NEOs themselves. Finally, we discuss in detail each of the Components of Compensation, which includes, for each component, a design overview as well as the actual results yielded for each NEO in 2012.
Executive Summary

Our Company is the world’s largest wholesale distributor of swimming pool supplies, equipment and related leisure products, with approximately 80,000 wholesale customers around the world. We operate over 300 locations worldwide with more than 3,400 employees. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended December 31, 2012.

Our compensation has historically lagged our peers due primarily to our rapid growth through 2006. Beginning in 2006, our industry went through an unprecedented contraction, resulting in both lower sales and earnings in the 2007‑2009 time period. Such business conditions and the overall economic climate presented a number of challenges to our Company’s ability to motivate, retain, and reward executives. We believe that 2010 marked a pivotal transition period for our industry as the economic climate began to stabilize. In 2010, we realized a return to sales and earnings growth, continued improvements in working capital management and another year of strong cash flow generation. Although the economic climate continued to be challenging throughout 2011 and 2012, our results reflected outstanding execution at all levels of the organization as we realized sales growth driven by market share gains with significant growth in adjusted diluted earnings per share.

Overview of Fiscal 2012

Our Company's financial and operational accomplishments for fiscal 2012 included the following:

▪	Sales growth of 9% to a record $1.95 billion;

▪	operating income improvement of 16% or, as adjusted*, 20% or $25 million;

▪	2012 diluted EPS of $1.71; adjusted* diluted EPS up 23% to a record $1.85;

▪	Net cash provided by operating activities that was 145% of net income; and

▪	Third consecutive year of greater than 20% adjusted* diluted EPS growth.

*Reported operating income for 2012 and 2011 was $144.9 million and $125.1 million, respectively. Reported diluted EPS for 2012 and 2011 was $1.71 and $1.47, respectively. During the third quarter of 2012, we recorded a non-cash goodwill impairment charge of $6.9 million, equal to the total goodwill carrying amount of our United Kingdom reporting unit, which had an impact of $0.14 per diluted share. During the fourth quarter of 2011, we recorded a non-cash goodwill impairment charge of $1.6 million resulting from our annual goodwill impairment analysis, which had an impact of $0.03 per diluted share. All adjusted amounts referred to throughout this proxy statement, including adjusted operating income, adjusted diluted EPS and growth percentages, exclude goodwill impairment. The Compensation Committee of our Board of Directors approved 2012 incentive compensation payments based on adjusted diluted EPS, thus making the adjusted results relevant to our Compensation Discussion and Analysis.

Overall, the Company has withstood the impact of the global economic recession, executing both strategically and operationally, while continuing to invest in the future. While the Compensation Committee considered the macro-economic and industry environment when it established our 2012 executive compensation program, it continued to set aggressive targets with continued emphasis on variable, at-risk compensation that is both tied to performance and aligned with long-term stockholder interests.

2012 Executive Compensation Program Highlights

As discussed in greater detail below, our executive compensation program is designed to ensure appropriate linkage between executive pay, Company performance, and stockholder results. The four main components of our executive compensation program are:

▪	base salary;

▪	an annual cash performance opportunity (bonus);

▪	the Strategic Plan Incentive Program (SPIP), a medium term cash performance opportunity; and

▪
an annual equity award, which each NEO may elect to take as restricted stock, stock options or a combination of the two (with a valuation ratio of 2.5 options to 1.0 share of restricted stock), as a longer term equity performance opportunity.

Some highlights of our compensation program include:

▪	A majority of each NEO’s target compensation has been and continues to be at-risk. The charts below show the 2012 plan design, or target, compensation mix by component:

▪
The Compensation Committee approved a marginal increase in base salaries for each NEO. The average salary increase for the NEOs was less than 3%. Our salary levels remain very low as compared to our peer group.

▪
The Compensation Committee approved the same annual cash performance potential as the prior year for each NEO, with plan design at 100% of base salary for our CEO and 75% of base salary for our other NEOs. Actual 2012 annual cash performance awards exceeded design and were 154% of base salary for our CEO and ranged from 107% to 121% of base salary for each of our other NEOs. The over achievement was largely due to us exceeding the target level of the diluted earnings per share component of the annual performance award.

▪
The Compensation Committee continued to emphasize the importance of our strategic long-term growth by providing substantial pay-for-performance compensation opportunities through the medium and longer term SPIP and equity components. For the 2012 SPIP grant, which is based on the earnings per share growth in the three year cumulative period from 2012 to 2014, the Compensation Committee established the diluted earnings per share baseline at $1.47, which was our reported 2011 EPS. The minimum threshold to qualify for an incentive is $1.96 (representing 10% compounded annual growth) and the maximum threshold is $2.54 (representing 20% compounded annual growth). The Compensation Committee believes that while the targets are aggressive, they are reasonable and provide both a fair reward and strong upside potential for our executives. Actual 2012 cash payments under the SPIP were 200% of base salary for our NEOs as the Company's 2012 results exceeded the maximum threshold for the 2010 SPIP grant (2010-2012 performance years) of $1.69 diluted EPS. The Compensation Committee determined the 2012 equity grants for all NEOs based on total compensation by design approximating the peer group median total compensation.

▪
With regard to our CEO’s 2012 compensation in particular, the Compensation Committee kept the same compensation plan design intact with a very modest salary increase (2.3%), the same annual cash performance program potential, as well as the same medium-term SPIP and long-term equity components. The annual performance award continued to use earnings per share as the principal factor (140% of salary maximum potential), complemented with cash flow from operations (30% of salary maximum potential), and other specific objectives (30% of salary maximum potential). Mr. Perez de la Mesa's equity grant of stock options had an estimated grant date fair value of $1,350,300 and cliff vests 50% after three years and 50% after five years.

Results Compared to Peers

Our total compensation by design is based on peer group compensation data, with our peer group comprised of public companies primarily engaged in distribution with similar size as reflected in both revenues and enterprise value. For perspective, the table below presents our performance compared to our peer group median performance based on the total stockholder return (TSR) compounded annual growth rates (CAGR) as of December 31, 2012. We calculated TSR based on changes in the market price of each company's common stock plus dividends paid during the respective periods, if applicable, using information from company financial statements and various financial websites including www.nasdaq.com. In calculating TSR, we used stock-split adjusted amounts for both historical market prices and dividends paid.

	POOL TSR CAGR	Peer Group Median TSR CAGR
1-year	42.7%	20.6%
3-year	32.1%	16.2%
5-year	17.8%	10.2%
10-year	13.6%	15.5%	(1)

(1)
The peer group median 10-year TSR CAGR excludes Beacon Roofing, Interline Brands, LKQ Corporation, MWI Veterinary Supply, Inc. and Sally Beauty Holdings, Inc. since these companies were not publicly traded until after 2002.

The table below presents the percentage variances between our NEOs’ total compensation amounts (2011 actual, 2012 plan design and 2012 actual) and our peer group median total compensation amounts, which are based on publicly available information as of February 2012 when the Compensation Committee set our 2012 compensation. Since the peer group median amounts generally reflect 2011 actual compensation amounts and we expect 2012 annual cash incentives for our peer group will be higher given the improved economic environment in 2012, we believe that our NEOs’ 2012 actual total compensation amounts will likely be more closely aligned with 2012 peer group data, which is currently not available for all peer group companies.

Total Compensation versus Peer Group Medians
Position	2011 Actual	2012 Plan Design	2012 Actual
CEO	(14)%	(11)%	11%
All Other NEOs	(1)%	7%	35%
Total NEOs	(7)%	(1)%	25%

The actual amounts in the table above reflect the reported amounts per the Summary Compensation Table, except for the value of stock options. For comparability with our peer group and to eliminate potential differences related to fair value assumptions for expected term, volatility and dividend yield, the values included for both our stock options and our peer group’s stock options are based on the number of stock options awarded multiplied by 40% of the closing stock price on the grant date rather than the estimated grant date fair values as reported in the proxy statement.

As reflected in the table above, 2012 actual total compensation for our NEOs was 25% higher than the peer group median amount. This difference largely reflects our performance over the one year and three year time frames during which our total stockholder return was 42.7% and 130.7%, respectively. As such, our higher than peer pay was based on our exceptional performance and, as discussed above, the fact that the peer group compensation data used in our comparison is generally a year or more old.

In addition to our peer group, we believe that our performance should also be measured against the S&P MidCap 400 Index because (a) it is comprised of more like sized public companies that represent the most likely alternative investments for investors and (b) we have no direct public company peers given the niche nature of our industry. Given that our compensation philosophy stresses the long-term growth of stockholder value, we believe that longer term performance data provides the most appropriate comparisons. The following table presents our diluted earnings per share and stock price CAGRs compared to the S&P MidCap 400 Index CAGRs:

	POOL Adjusted (1) Diluted EPS CAGR	POOL Stock Price (2) CAGR	S&P MidCap 400 Index CAGR
1-year	23.3%	40.6%	16.1%
3-year	25.8%	30.4%	11.4%
5-year	6.2%	16.4%	3.8%
10-year	9.9%	12.5%	8.7%

(1)
The CAGRs in this column are based on the 2012 diluted EPS amounts, adjusted for the goodwill impairment charge previously discussed. The 1-year CAGR has been adjusted for the 2011 goodwill impairment charge previously discussed. The adjusted 3-year CAGR is also based on adjusted 2009 diluted EPS, which excludes the one-time non-cash charge related to our former equity investment in Latham Acquistion Corporation (LAC). In 2009, we incurred a $26.5 million equity loss, or a $0.54 loss per diluted share related to LAC's impairment charge; reported diluted EPS was $0.39.

(2)	Price is adjusted for 3-for-2 stock splits in 2003 and 2004.
After review of all existing programs, consideration of current market and competitive conditions, and alignment with our overall compensation objectives and philosophy, we believe that the total compensation program for our executives is appropriately focused on increasing value for stockholders and enhancing corporate performance. We believe that a significant part of our executive pay is properly tied to stock appreciation or stockholder value through stock options, restricted stock awards and incentive performance measures.
Results of 2012 Say-on-Pay Vote
At our 2012 annual meeting of stockholders in May, our stockholders approved our executive compensation by 92.8% (excluding broker non-votes). Because our NEO compensation is principally established in February of each year, the stockholders' vote was not taken into consideration in setting the 2012 executive officer compensation. However, we did consider the strong support we received on the 2011 say-on-pay vote, which was approved by 93.7% (excluding broker non-votes). Our Compensation Committee is mindful of the strong support our stockholders expressed and as a result continues to believe that our general approach to and design of executive compensation properly align the interests of our stockholders and our performance. Going forward, the Compensation Committee will continue to review stockholder advisory votes on executive compensation and take them into consideration when making future executive compensation decisions.

Compensation Philosophy and Objectives
The overriding principle of our executive compensation philosophy is that compensation must be linked to continuous improvements in corporate performance and sustained increases in stockholder value. We believe that a substantial portion of executive compensation should be at-risk based on performance and that the majority of the at-risk compensation opportunity should be predicated on medium and long-term rather than short-term results. Under this philosophy, our specific executive compensation objectives are to attract, motivate, reward and retain talented executives who are critical to our success. We strive to develop our executives’ capabilities and focus them on achieving superior long-term returns for our stockholders, while assuring that our programs do not lead to unnecessary risk taking.
Our executive compensation philosophy applies to all employees, with increasingly greater proportions of total compensation being at-risk as an employee’s responsibility increases. While we place great value on long-term performance and the coincident improvement in stockholder value, we seek to balance the relationship between total stockholder return and short-term and long-term compensation in order to complement our annual and long-term business objectives and encourage the fulfillment of those objectives through executive performance.
We believe that total compensation should be closely aligned to our peer group median total compensation, should vary with our performance in achieving financial and non-financial objectives, should be tied to individual and group performance and that any incentive compensation should be closely aligned with stockholders’ interests. Our long-term performance compensation arrangements are also designed to promote equity ownership by executives.
While we have not established specific target percentages of total compensation for short-term and long-term compensation, we do take into consideration the individual components in relation to the total opportunity we seek to provide. Under our program, our performance impacts both short-term and long-term compensation, as superior performance will result in additional annual compensation through our annual cash performance program and additional long-term compensation, consisting of the increased value of our equity grants and through our SPIP.  Our goal is for the portion of compensation that is at-risk (both short-term and long-term) to constitute a substantial and meaningful portion of total compensation and for sustained long-term growth to result in the greatest compensation opportunities.

Process of Setting Compensation

Our Compensation Committee is responsible for oversight of our executive compensation. The Compensation Committee approves compensation plans for senior management and equity-based plans for all employees. In its evaluation of executive compensation, the Compensation Committee considers many factors, including the Company’s overall performance; each individual executive’s role and responsibilities, performance, tenure, and experience; internal pay equity; and peer group performance.

Role of Management

The Compensation Committee also relies upon data, analysis and recommendations from our CEO and our Company’s management also assists the Compensation Committee with developing the peer group analysis. While the CEO provides recommendations with respect to potential senior management compensation and the Compensation Committee reviews such recommendations, the Compensation Committee ultimately uses its collective judgment to determine senior management compensation. The CEO does not provide recommendations for his own compensation as the Compensation Committee independently determines and approves his compensation. Although the CEO attends Compensation Committee meetings at which executive compensation matters are considered, he is not present when the Compensation Committee deliberates or votes on his compensation.

Role of Compensation Consultant

Historically, the Compensation Committee has engaged Lyons to review and comment upon director and senior management compensation. In 2008, based on Lyons review, the Compensation Committee established the present structure of our compensation program. The Compensation Committee continues to believe this structure and the component mix of pay elements successfully promotes our compensation objectives and philosophy, and accordingly has retained this general structure since 2008. The Compensation Committee again retained Lyons to review our entire 2012 executive compensation program, including an updated assessment and valuation of the SPIP for the Compensation Committee's compensation design purposes. Lyons performed services solely on behalf of the Compensation Committee and has no other relationship with the Company or its management.

Establishment of Peer Group

As noted above, we believe that the total target compensation should be closely aligned to our peer group median total compensation. We establish compensation targets for each executive position in the aggregate and by component based on a design that we believe will best achieve our strategic and financial objectives. The Compensation Committee compares our main compensation components – base salary, annual bonus, medium term cash performance opportunity (SPIP) and equity awards – individually and in the aggregate to the compensation of the top five most highly compensated executive officers of companies it uses as its senior management “peer group” (the peer group is sometimes referred to as the “market”). These comparisons are based on compensation information published in the peer group’s annual proxy statements. We replace the reported grant date estimated fair values of stock option awards with estimated fair values based on the number of stock options awarded multiplied by 40% of the peer company’s stock price on the grant date (assuming this price equals the exercise price). We believe this adjustment makes the estimated compensation amounts for stock options more comparable between companies by eliminating potential differences related to fair value assumptions for expected term, volatility and dividend yield.

The Compensation Committee reviews management's evaluation of potential peer companies, approves the annual peer group and also reviews the annual executive compensation analysis that is prepared by the compensation consultant and by management. In developing our peer group, we evaluate the following criteria:

▪	organizational structure (public companies);

▪	type of business (primarily distribution);

▪	company size (based on net sales and market capitalization); and

▪	peer group size (number of peer companies).

In performing our evaluation, we focus on public companies that we believe would provide a comparable cross-industry subset of distributors. While we evaluate companies that may have some manufacturing or retail operations, we generally exclude companies from consideration if the majority of the business is not distribution. Since our Global Industry Classification Standard (GICS) industry group (2520 - Consumer Durables & Apparel) is very broad and our GICS industry (252020 - Leisure Equipment & Products) would not provide an adequate peer group size, we believe that using a cross-industry subset of distributors for our peer group provides a more meaningful executive compensation benchmarking analysis than using companies based on one of our industry sectors.

In developing our 2012 peer group, we first evaluated our peer group size. In each of the past 3 years, our peer group consisted of 10 companies. Based on our review of executive compensation studies on peer group sizes, the peer group sizes of our 2011 peer group companies and our expectation for the number of publicly traded distributors that are comparable to us based on our company size criteria, we concluded that a target number of 16 peer companies would provide the most meaningful comparison. Next, we compiled a list of potential peer group companies from our 2012 peer group list, the peer group lists disclosed by our 2011 peer group companies and several publicly available lists of distributors. We then compared net sales and market capitalization for each of these potential peer group companies to identify those considered to be in a range most similar to us in size, both individually and in the aggregate. In order to expand the available pool for our 2012 peer group to the target number of 16 peer companies, we dropped the performance criteria (EBITDA) that we had utilized in prior years.

The 2012 peer group consisted of the following:

• Applied Industrial Technologies, Inc.	• MSC Industrial Direct Company Inc.	• Sally Beauty Holdings, Inc. (1)
• Beacon Roofing	• MWI Veterinary Supply, Inc. (1)	• Scan Source, Inc. (1)
• Central Garden and Pet Company	• Nu Skin Enterprises, Inc. (1)	• United National Foods
• Interline Brands	• Patterson Companies, Inc. (1)	• Universal Forest Products, Inc. (1)
• Kaman Corporation	• PSS World Medical, Inc.	• Watsco, Inc.
• LKQ Corporation (1)

(1)
Added as peer companies in 2012 based on our evaluation described above. The only other change compared to our 2011 peer group was the removal of Fastenal Company, whose market capitalization was significantly higher than our range for this criteria.

The Compensation Committee reviews each component of compensation compared to the peer group and the prior year’s total compensation for our NEOs versus the peer group. However, the Compensation Committee ultimately focuses on whether total compensation by design aligns closely with the peer group median total compensation amounts. While we compare our CEO position to the CEO positions for our peer group, we compare our other NEOs to the peer group in the aggregate as opposed to by position because we believe it affords a better comparison overall as the positions and responsibilities for this group vary from company to company.

The Compensation Committee also reviews the total annual compensation that each executive could potentially receive and, for perspective, reviews the previous years’ compensation value for each executive and the relationship to other employees at the Company.

The Compensation Committee has considered the impact that paying below the median of our peers might have on attracting, retaining and motivating senior management. Despite the impact on our executives during the industry downturn in 2007-2009, the Compensation Committee believes that the fundamental philosophy of emphasizing pay-for-performance is the right one for our Company, and that our core compensation program as currently designed (base salary, annual bonus, SPIP, and equity awards) can provide competitive or superior total compensation for senior management compared to our peer group given a reasonable economic environment. The Compensation Committee continues to believe that the design of our compensation program reflects a greater weighting to performance and at-risk compensation than the median peer group, as evidenced by the comparisons of our compensation components to the related peer group median amounts (see tables included in the “Components of Compensation” section below). Provided that our performance meets or exceeds expectations in future years, the Compensation Committee expects our NEOs will realize total compensation comparable to the peer group median over time.

Components of Compensation

Our annual executive compensation program is relatively simple in format and includes four primary components:

▪	base salary;

▪	an annual cash performance opportunity (bonus);

▪	the Strategic Plan Incentive Program (SPIP), a medium term cash performance opportunity; and

▪
a long-term equity award, which each NEO may elect to take as restricted stock, stock options or a combination of the two (with a valuation ratio of 2.5 options to 1.0 share of restricted stock), that cliff vest at three- and five-year periods.

As discussed in “Compensation Philosophy and Objectives” above, we believe that employees at senior levels should have a larger proportion of total compensation delivered through pay-for-performance cash incentives and long-term equity compensation. As a result, their compensation will be more significantly impacted, both upward and downward, by our financial performance and stockholder return. Because of this correlation, the Compensation Committee believes our executives have a greater percentage of their compensation at-risk than the executives in our peer group. Each compensation component is discussed in more detail below.

Base Salary
(Summary Compensation Table, Column 3)

Salaries provide executives with a base level of income and help achieve the objectives outlined above by attracting and retaining strong talent. Our plan design is for total executive compensation at comparable performance levels to be at the peer group’s median compensation. However, our base salary is more conservative by design and thus consistent with our overall philosophy of focusing on at-risk or performance-based pay. We compare executive base salary with other employees’ compensation for internal pay equity purposes. In determining an executive’s base salary, the Compensation Committee reviews Company and individual performance information and peer group executive compensation information.

Changes in our NEOs’ base salaries from year to year reflect general changes in market pay for executive talent, changes in responsibility for individual NEOs from time to time and, to a lesser extent, the individual’s job performance over time. Additionally, base salary levels for all NEOs have been deemed to be substantially below market historically as compared to our peers. We do not generally provide our NEOs with automatic annual salary increases or other cost of living adjustments.

The 2012 base salary levels for our NEOs continued to remain low by design as compared to our peer group. The following table presents the percentage variances between both 2011 and 2012 actual base salary amounts and the peer group median base salary amounts:

Base Salary versus Peer Group Medians
Position	2011 Actual	2012 Actual
CEO	(43)%	(42)%
All Other NEOs	(33)%	(31)%
Total NEOs	(37)%	(35)%

In 2012, the Compensation Committee approved a marginal increase in base salaries for each NEO. The average salary increase for the NEOs was less than 3%. Mr. St. Romain received the greatest percentage increase, 4.2%, to place him more in line with the target market and his fellow NEOs given his responsibilities and performance. With the exception of Mr. Perez de la Mesa, our NEOs’ 2012 base salaries were within 10% of each other. Mr. Perez de la Mesa, as our CEO, receives the highest base salary as compared to our other NEOs in recognition of his substantially greater responsibilities. Mr. Perez de la Mesa’s duties and responsibilities encompass all aspects of our management and operations and are greater in scope and collectively more significant in nature than those of any other NEO. Even with these increases, our NEOs’ 2012 base salaries were 35% lower overall compared to the peer group median as shown in the table above.

Annual Cash Performance Award
(Summary Compensation Table, Column 4)
(Grants of Plan-Based Awards, Columns 3-4)

We use an annual performance award (annual bonus) to focus corporate behavior on short-term goals for growth, financial performance and other specific financial and business improvement metrics. We offer executives the opportunity to earn goal-oriented awards that are responsive to changing internal and external business conditions from year to year. Each year, objectives are set for the Company, our business units and individual executives, and actual performance is later measured against these objectives. At the year’s first Committee meeting, which is generally held in late February or early March, the Compensation Committee approves annual bonus payments for the prior year’s performance and reviews and approves goals for each NEO for the current year. Annual bonus payments, if any, are normally made in February after the end of the performance period in which the bonuses were earned.

2012 Plan Design

In 2012, the annual cash award to our NEOs was based on the following two objective performance criteria categories:

▪	specific Company financial measures (earnings per share and operational cash flow); and

▪	specific business objectives applicable to each NEO.

In 2012, as in prior years, the Compensation Committee used EPS as the primary company performance financial metric for annual bonuses. We believe EPS is the best medium-term and long-term stockholder value indicator as it has had the strongest long-term correlation with our share price over time of any objective measurement, it is performance-based, and its use in our incentive plans supports our business goal of providing a superior return to our stockholders. The Compensation Committee has evaluated whether our reliance on EPS creates unnecessary risk and does not believe that it does. Indeed, as reflected in the “Executive Summary” above, the correlation between our 10-year compounded annual growth rate for adjusted diluted EPS (9.9%) and stock price (12.5%) further underscores why we believe our reliance on EPS is appropriate. For each NEO, the Company financial measure is supplemented by individualized business and personal performance metrics tailored to that officer’s unique area of responsibility. The metrics are designed to be challenging and encourage improvement over the status quo.

The annual bonus provides our CEO a 0% to 200% of salary opportunity (with plan design of 100%) and our other NEOs a 0% to 150% of salary opportunity (with 75% being the design). As evidence of our commitment to pay for performance, in the 2008 to 2010 time period, the average annual incentive payout for our NEOs was 48% of salary given the very challenging market conditions, which included an 80% decline in new pool construction from 2005 and a significant decline in discretionary replacement and remodeling activity. In 2011, the average annual incentive payout was 156% for our NEOs due primarily to us attaining the maximum level for the diluted EPS component. In 2012, the average annual incentive payout was approximately 124% of salary, again primarily based on the diluted EPS component.

The table below details various compensation opportunities available to each of our NEOs under various 2012 performance scenarios. The extent to which objectives are achieved determines the incentive earned.

Annual Cash Performance Opportunity (expressed as a percentage of base salary)

	Diluted EPS (1)						Operational Cash Flow (2)			Other Specific Business Objectives (3)	Maximum Opportunity
	$1.58	$1.65	$1.72	$1.79	$1.86	$1.93	80%	100%	110%
Mr. Perez de la Mesa	15.0%	30%	45.0%	60%	100%	140%	0%	10%	30%	30%	200%
Mr. Joslin	12.5%	25%	37.5%	50%	75%	100%	0%	5%	10%	40%	150%
Mr. Cook	10.0%	20%	30.0%	40%	60%	80%	0%	5%	10%	60%	150%
Mr. St. Romain	10.0%	20%	30.0%	40%	60%	80%	0%	5%	10%	60%	150%
Mr. Nelson	12.5%	25%	37.5%	50%	75%	100%	0%	5%	10%	40%	150%

(1)	Based on our potential diluted earnings per share for the year ended December 31, 2012. The cash award earned is prorated based on diluted earnings per share between $1.58 and $1.93.

(2)
Based on our net cash provided by operating activities as a percentage of net income for the year ended December 31, 2012. The cash award earned is prorated based on cash provided by operating activities as a percentage of net income between 80% and 110%.

(3)
Each executive’s respective business objectives reflect operational improvements related to their specific responsibilities. Certain subjective business objectives, such as organization planning and development, are also subject to the diluted EPS overlay set forth in the table above.

Each of the above NEO's respective business objectives reflect our focus on continued growth and improvement in execution over our past performance. In each case, the objectives represent stretch goals that each executive may or may not be able to achieve. Each NEO’s “Other Specific Business Objectives” for 2012 are described below. If the diluted EPS threshold is not achieved and the diluted EPS overlay eliminates the portion of the bonus subject to the overlay, the Compensation Committee may nevertheless allow EPS adjustments as permitted by the plan, discretionary adjustments and award an amount for performance related to an objective or otherwise based on an individual’s exceptional performance; but total payouts cannot exceed the overall cap of 200% of base salary in the case of Mr. Perez de la Mesa or 150% in the case of the other NEOs.

Mr. Perez de la Mesa’s business objectives related to the following:

▪	return on total assets (10%);

▪	organizational planning and development (10%); and

▪	strategic planning objectives (10%).

Mr. Joslin’s business objectives related to the following:

▪	credit and collections initiatives (10%);

▪	management training and development and other initiatives (10%); and

▪	expense management and profitability improvement (20%).

Mr. Cook’s business objectives related to the following:

▪	group profit objectives (40%)

▪	working capital management objectives (15%); and

▪	strategic sourcing objectives (5%).

Mr. St. Romain’s business objectives related to the following:

▪	group profit objectives (40%);

▪	working capital management objectives(15%); and

▪	packaged pool product related objectives (5%).

Mr. Nelson’s business objectives related to the following:

▪	inventory related objectives (10%);

▪	information technology, freight and facilities management (20%); and

▪	central shipping location and parts related objectives (10%).

We believe the 2012 actual payouts reflected our strong performance in 2012, including 23% growth in adjusted EPS and a 43% one‑year total stockholder return. These payouts also reflect the variability of our annual cash award compensation based on performance, which is by design given that our NEOs’ base salaries are significantly below our peer group median base salary amounts. In evaluating the actual 2012 EPS performance against the 2012 EPS overlays, the Compensation Committee authorized an adjustment related to the 2012 goodwill impairment charge ($0.14 impact). As such, each NEO was above the target level for the EPS component. Additionally, each NEO realized full achievement of the operational cash flow component. Certain payout levels related to all of the other specific business objectives for each NEO were also achieved.  The total payouts under the annual bonus ranged from approximately 107% to 154% of each NEO’s base salary and consisted of a calculated award of approximately 27% to 42% of base salary for the achievement of specific individual business objectives.  All of the 2012 annual cash awards were based on actual objectives achieved and the Compensation Committee did not include any additional discretionary award amounts.

Specifically, Mr. Perez de la Mesa received an annual bonus of $678,920, or 154% of his base salary.  Mr. Perez de la Mesa’s annual bonus was calculated based upon achievement of adjusted EPS of $1.85 (94%), achievement of the operational cash flow measure (30%), achievement of the return on total assets (10%), organizational planning and development (10%), and strategic planning objectives (10%).

Mr. Joslin received an annual bonus of $304,668 or approximately 121% of his base salary.  Mr. Joslin’s annual bonus was calculated based upon achievement of adjusted EPS of $1.85 (71%), achievement of the operational cash flow measure (10%), and satisfactory completion of his credit and collections (10%), management training and development (10%) and expense management and profitability improvement objectives (20%).

Mr. Cook’s annual bonus of $296,390, or approximately 107% of his base salary, was calculated based upon achievement of adjusted EPS of $1.85 (57%), achievement of the operational cash flow measure (10%), his partial achievement of his group profit objectives (27%), his partial achievement of his working capital management objectives (10%), and his partial achievement of his strategic sourcing objectives (3%).

Mr. St. Romain’s annual bonus of $272,000 or approximately 109% of his base salary, was calculated based upon achievement of adjusted EPS of $1.85 (57%), achievement of the operational cash flow measure (10%), his partial achievement of his group profit objectives (30%), his partial achievement of his working capital management objectives (10%), and partial achievement of his packaged pool product related objectives (2%).

Mr. Nelson’s annual bonus of $251,488, or approximately 108% of his base salary, was calculated based upon achievement of adjusted EPS of $1.85 (71%), achievement of the operational cash flow measure (10%), his partial achievement of inventory related (5%) and information technology, freight and facilities management objectives (17%) and partial achievement of his central shipping, location and parts related objectives (5%).

The following table presents the percentage variances between our NEOs’ annual cash award amounts (2011 actual, 2012 plan design and 2012 actual) and the peer group median annual cash incentive amounts, which reflect 2010 or 2011 annual cash incentives based on publicly available information as of February 2012 when the Compensation Committee set our 2012 compensation:

Annual Cash Award versus Peer Group Medians
Position	2011 Actual	2012 Plan Design	2012 Actual
CEO	9%	(39)%	(6)%
All Other NEOs	40%	(25)%	12%
Total NEOs	27%	(31)%	4%

Medium-Term Cash Award
(Summary Compensation Table, Column 4)
(Grants of Plan-Based Awards, Columns 3-4)

The Compensation Committee adopted the SPIP in 2006 and modified it in 2008 consistent with its comprehensive compensation review to provide senior management with an additional award based upon the achievement of specified earnings objectives.  The SPIP is a cash-based, pay-for-performance award program that links our medium term financial performance with the total cash compensation paid to senior management. The SPIP serves to complement our annual bonus program and the longer-term value creation potential provided by stock option or restricted stock awards. Since the SPIP ties a large percentage of total potential compensation directly with our business results, the Compensation Committee believes this program underscores our pay-for-performance philosophy.

Payouts through the SPIP are based on achieving target levels based on three-year compounded annual growth rates (CAGRs) in our diluted EPS. As previously noted, we believe EPS growth is the metric that has shown greatest correlation with our share price growth over the long term. The Compensation Committee believes that the SPIP targets are set at aggressive but achievable levels, with minimum targets based on a three-year EPS CAGR of 10%. Consistent with the annual bonus plan, the Compensation Committee may authorize EPS adjustments as specified by the SPIP.

Under the terms of the SPIP, our NEOs are eligible to earn a maximum cash award equal to up to 200% of their base salary.  By way of example, the following table presents the award, expressed as a percentage of an NEO’s salary, to be earned for the three-year performance period beginning on January 1, 2012 and ending December 31, 2014, with a baseline EPS of $1.47, which was our reported diluted EPS for 2011:

CAGR	2014 EPS	Salary %	CAGR	2014 EPS	Salary %
10%	$1.96	50%	16%	$2.29	120%
11%	2.01	60%	17%	2.35	140%
12%	2.07	70%	18%	2.42	160%
13%	2.12	80%	19%	2.48	180%
14%	2.18	90%	20%	2.54	200%
15%	2.24	100%

Despite realizing 30% adjusted EPS growth in 2011 compared to 2010, we did not realize the minimum 10% three-year EPS CAGR between 2008 and 2011 given the unprecedented market contraction and our correspondingly lower sales and earnings from 2007 to 2009. As such, we did not have a payout for the three-year performance period ended December 31, 2011. In 2012, we had our first SPIP payout since this program was put in place in 2006. Based on our results in 2012, the maximum payout was realized with over 25% adjusted three year EPS CAGR. Consistent with the annual bonus payout, the Compensation Committee authorized the use of adjusted EPS in measuring performance. We anticipate that a SPIP award will be earned for both of the 2011 and 2012 grant years and expect that the payout for the 2011 grant (based on 2011-2013 EPS CAGR) will be at the maximum level.

The following table presents SPIP awards with open performance periods as of January 1, 2013:

Grant Year	Three Year Performance Period	Baseline EPS	Minimum EPS For 10% CAGR	Maximum EPS for 20% CAGR
2011	January 1, 2011 - December 31, 2013	$1.15	$1.53	$1.99
2012	January 1, 2012 - December 31, 2014	$1.47	$1.96	$2.54
2013	January 1, 2013 - December 31, 2015	$1.85	$2.46	$3.20

Long-Term Equity Award
(Summary Compensation Table, Columns 5-6)
(Grants of Plan-Based Awards, Columns 5-8)
(Outstanding Equity Awards at Fiscal Year-End)

Equity grants are a key element to our total compensation package. Our approach to long-term equity awards in 2012 consisted of stock options, which provide reward only upon increases in our stock price, and restricted shares, both of which also provide retention value through the imposition of cliff vesting conditions. Each respective employee’s responsibility and performance and relevant market data determine the individual equity grant levels.

We believe that long-term equity awards in the form of stock options align executive performance with stockholder interest because employees have a vested interest in our stock performance and the value only appreciates from stock price improvement after the grant date. Similarly, we believe that restricted shares reward performance because the ultimate value of the shares depends upon our Company’s long-term performance. Restricted shares convey all the rights of a stockholder, including the right to vote and receive dividends, but recipients may not sell or transfer the shares during the vesting period. The Compensation Committee believes that in the recent volatile economy, which may persist through 2013 and perhaps beyond, both stock options and restricted shares can play an important role in retention and motivation that stock options alone cannot.

We use the following equity vesting schedules to encourage employee equity holding and employment retention:

Length of Service to the Company	Vesting Schedule
Less than five years	100% vest five years after the grant date
More than five years	50% vest three years after the grant date 50% vest five years after the grant date

In 2012, the Compensation Committee allowed each of the NEOs to elect to receive his equity grant in the form of restricted shares, stock options, or some reasonable combination of the two. The Compensation Committee believes that both stock options and restricted shares are closely aligned with the interests of stockholders and by offering our NEOs this choice, it serves our objectives of retention and motivation. Mr. Perez de la Mesa elected to receive his entire grant in the form of stock options. Messrs. Cook and Joslin each elected to receive 100% of their respective equity grants in the form of restricted shares. Mr. Nelson elected to receive 50% of his equity award in restricted shares and 50% in stock options. Mr. St. Romain elected to receive 75% of his equity award in stock options and 25% in restricted shares.

In determining the above awards, we used a ratio of 2.5 stock options to 1.0 restricted share. By way of example, if Mr. St. Romain was entitled to receive 60,000 stock options, he could have elected to receive either 60,000 stock options, or 24,000 restricted shares, or a combination of the two forms of equity, such as 50% stock options and 50% restricted shares, which would have resulted in an award of 30,000 stock options and 12,000 restricted shares. This 2.5 to 1.0 ratio reflects the Compensation Committee’s estimate of equivalent fair value amounts for stock options and restricted stock awards. This estimate is based on the average of a range of fair value estimates for stock option awards, assuming that the stock options would have an expected term of 10 years (held for the full contractual term) and an estimated dividend yield rate of 2.0%.

Based on the total grant date fair value of equity-based awards granted in 2012, the stock option awards to our CEO, Mr. Perez de la Mesa, were approximately three times the average total fair value of the equity-based awards to our other NEOs in recognition of his substantially greater responsibilities. Mr. Perez de la Mesa’s duties and responsibilities encompass all aspects of our management and operations and are greater in scope and collectively more significant in nature than those of our other NEOs. Based on the 2012 equity grants and as noted in the table below, our CEO’s 2012 total equity compensation compared to the peer group median for the most recent fiscal year reported was lower by 9%.

The table below presents the percentage variances between our total equity compensation amounts (2011 actual and 2012 actual) and the peer group median total equity compensation amounts. As previously discussed, all stock option awards are valued based on the number of stock options awarded multiplied by 40% of the closing stock price on the grant date.

Total Equity Compensation versus Peer Group Medians
Position	2011 Actual	2012 Actual
CEO	(8)%	(9)%
All Other NEOs	17%	11%
Total NEOs	5%	1%

Currently, we grant equity awards at the year’s first Committee meeting, which is normally held in late February or early March. This annual grant coincides with the annual performance review and compensation adjustment cycle. Stock options are granted at an exercise price equal to our stock’s closing price on the grant date. The Compensation Committee may also grant equity awards to employees hired during the year. As an employee’s responsibility increases, equity grants become a greater percentage of his or her total compensation, equating to more at-risk compensation for higher level employees.

Stock Ownership Guidelines

Equity compensation encourages our executives to have an owner's perspective in managing our Company. We encourage executive stock ownership and in March 2009, our Board adopted share ownership guidelines for our NEOs and Directors. These guidelines generally require that within five years of adoption or appointment, our CEO hold shares of Common Stock or stock equivalents equal to five times his base salary, our vice presidents hold shares of Common Stock or stock equivalents equal to two times their base salary and our directors hold shares of Common Stock or stock equivalents equal to three times their respective cash retainer. All of our NEOs and Directors are presently in compliance with the guidelines.

Retirement and Savings Plans
(Summary Compensation Table, Column 7)
(Nonqualified Deferred Compensation)

The Pool Corporation 401(k) Plan (the 401(k) Plan), which is generally available to both management and non-management personnel, permits eligible employees to defer up to the Internal Revenue Code limit. For 2012, the limit was $17,000 or $22,500 for participants who attained the age of 50 during the plan year. We contribute a 100% match on the first 3% of eligible compensation deferred, a 50% match on deferrals between 3% and 5% and no match on deferrals over 5%.

The PoolCorp Nonqualified Deferred Compensation Plan (the Deferred Compensation Plan), which allows certain employees who occupy key management positions (including all of the NEOs) to defer eligible cash compensation, allows participants to receive matching contributions on the same percentage of eligible compensation as offered under the 401(k) Plan. Our total Company matching contributions given to a participant under the 401(k) Plan and the Deferred Compensation Plan during any one year may not exceed 4% of a participant’s eligible cash compensation. The purpose of the Deferred Compensation Plan is to make total retirement benefits for our employees who earn over the qualified plan limits commensurate with those available to other employees as a percentage of pay.

We do not provide any defined benefit pension arrangements nor do we provide any other compensation arrangements to our NEOs other than those discussed herein or available to all Company employees.

Perquisites
(Summary Compensation Table, Column 7)

Our philosophy is that perquisites should be limited. In line with this philosophy, our executives are offered few benefits that are not generally available to all of our employees. We provide certain employees, including the NEOs, with their choice of either a Company vehicle (including maintenance, insurance and fuel) or an auto allowance. We allow these employees to use their vehicles for personal and business reasons. Officers may choose to purchase their Company vehicle at book value at any point. Additionally, we waive medical and dental monthly premiums for officers, including each of the NEOs. The Company does not own any aircraft or have any contract for air charter service and does not reimburse NEOs for club or like memberships. Excluding benefits available to all full time employees, NEO benefits and other compensation represents only 3% of the NEO total compensation.

Other Compensation Matters

Post-Employment Matters

Under Mr. Perez de la Mesa’s employment agreement, if the Company terminates his employment other than for cause, he will receive his base salary for a period of six months. The agreement also provides that Mr. Perez de la Mesa may not compete with the Company for two years following the termination of his employment. The other NEOs have also signed employment agreements, which entitle them to receive their respective base salary for a period of three months if terminated for reasons other than cause, and which prevent them from competing with the Company for one year following such termination. The Compensation Committee believes these provisions are necessary to recruit highly talented executives and are conservative considering current market conditions and competing businesses. Further, the Compensation Committee believes that these post-employment payment levels are below the general practice among comparable companies. Our NEOs are not entitled to any change in control or “parachute” payments or benefits other than accelerated vesting of their outstanding equity awards.

Certain Tax Considerations

Under Section 162(m) of the Internal Revenue Code (Section 162(m)), public companies may generally not take a tax deduction for compensation in excess of $1 million paid to certain executive officers, including a company’s chief executive officer or any of the next three most highly compensated officers other than the chief financial officer.

If compensation qualifies as “performance-based” under Section 162(m), it does not count against the $1 million deduction limit. Management believes that only the stock option awards granted under our plans currently meet the performance-based compensation requirements under Section 162(m).

Our policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible without limiting our ability to attract and retain qualified executives. The Compensation Committee has not adopted a policy that all compensation must be deductible, believing in the importance of retaining flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible. Our Compensation Committee intends to monitor compensation levels and the deduction limitation.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF POOL CORPORATION

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Company's Compensation Discussion and Analysis set forth above and based on that review and discussion has recommended to the Board of Directors that such Compensation Discussion and Analysis be incorporated by reference in the Company's Annual Report on Form 10-K and included in this Proxy Statement.

COMPENSATION COMMITTEE
George T. Haymaker, Jr., Chairman
Andrew W. Code
Robert C. Sledd

The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under such Acts.

EXECUTIVE COMPENSATION

The Summary Compensation Table below summarizes the total compensation of our NEOs in 2012.  Based on the totals of the amounts included in the 2012 Summary Compensation Table, base salary accounted for approximately 14% of the total compensation for the NEOs while our annual and medium-term cash awards accounted for approximately 47% of the total compensation for the NEOs.  As discussed in our “Compensation Philosophy and Objectives” in the CD&A above, our NEOs have a larger proportion of their total compensation opportunity delivered through pay-for-performance cash awards and long-term equity.  For example, our CEO, Mr. Perez de la Mesa, had the largest proportion of total compensation delivered through pay-for-performance cash awards and long-term equity compensation.

FISCAL 2012 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation (1)	Stock Awards (2)	Option Awards (3)	All Other Compensation (4)	Total
Manuel J. Perez de la Mesa	2012	$440,000	$1,558,920	$—	$1,350,300	$116,671	$3,465,891
President and Chief Executive Officer	2011	430,000	792,000	—	1,466,400	50,929	2,739,329
	2010	420,000	441,000	—	1,162,400	41,013	2,064,413
Mark W. Joslin	2012	252,000	808,668	534,672	—	69,514	1,664,854
Chief Financial Officer and Vice President	2011	246,000	361,620	509,600	—	37,073	1,154,293
	2010	240,000	201,000	422,656	—	33,411	897,067
A. David Cook	2012	277,000	850,390	534,672	—	43,077	1,705,139
Group Vice President	2011	271,000	386,446	588,000	—	52,147	1,297,593
	2010	265,000	198,088	487,680	—	42,193	992,961
Kenny G. St. Romain	2012	250,000	772,000	133,668	347,220	74,612	1,577,500
Group Vice President	2011	240,000	346,080	—	549,900	43,509	1,179,489
	2010	230,000	191,360	—	435,900	55,786	913,046
Stephen C. Nelson	2012	232,000	715,488	193,076	167,180	39,469	1,347,213
Vice President	2011	226,000	316,626	102,900	288,698	39,970	974,194
	2010	220,000	158,950	85,344	228,848	32,360	725,502

(1)	For 2012, the amounts for each NEO consists of payouts under our annual cash performance award (bonus) and our SPIP, as set forth below:

Name	Annual Cash Performance Award	SPIP Payout
Mr. Perez de la Mesa	$678,920	$880,000
Mr. Joslin	304,668	504,000
Mr. Cook	296,390	554,000
Mr. St. Romain	272,000	500,000
Mr. Nelson	251,488	464,000

There were no payouts under the SPIP for the performance periods ended in 2010 or 2011.

(2)
Amounts shown do not reflect compensation actually received by the NEOs. Instead, these amounts reflect the total estimated grant date fair value for the stock awards. For more information on the stock grants awarded to our NEOs in 2012, please see the Fiscal 2012 Grants of Plan-Based Awards table below.

(3)
Amounts shown do not reflect compensation actually received by the NEOs. Instead, these amounts reflect the total estimated grant date fair value for option awards. Information related to assumptions used in the calculation of the estimated fair value of option awards granted in 2010, 2011 and 2012 are included in footnote 6 to our audited financial statements included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 1, 2013.

(4)	For details of the components of this category, please see the All Other Compensation Table below.

ALL OTHER COMPENSATION TABLE

The following table describes the components of the All Other Compensation column of the Summary Compensation Table above.

Name	Year	Company Paid Insurance Premiums	Company Contributions to Defined Contribution Plans	Vehicle (1)
Manuel J. Perez de la Mesa	2012	$5,951	$95,312	$15,408
	2011	5,431	29,533	15,965
	2010	5,431	18,816	16,766
Mark W. Joslin	2012	5,732	46,935	16,847
	2011	5,212	17,875	13,986
	2010	5,212	13,799	14,400
A. David Cook	2012	4,883	19,408	18,786
	2011	5,845	18,759	27,543
	2010	5,507	12,649	24,037
Kenny G. St. Romain	2012	6,306	46,852	21,454
	2011	5,266	16,324	21,919
	2010	4,928	11,557	39,301
Stephen C. Nelson	2012	5,181	17,885	16,403
	2011	4,880	15,393	19,697
	2010	4,572	9,800	17,988

(1)
Reflects amounts related to vehicle lease, maintenance and insurance expenses or automobile allowances for vehicles used for both business and personal purposes. Mr. St. Romain’s 2010 total includes $15,429 in other compensation related to the purchase of his Company vehicle.

The Grants of Plan-Based Awards Table below sets forth information about the cash award plans and equity plan awards to our NEOs in 2012.

FISCAL 2012 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Target ($)	Maximum ($)
Manuel J. Perez de la Mesa	02/28/2012	(1)	N/A	N/A	-		105,000	(4)	37.13	1,350,300
	02/28/2012	(2)	440,000	880,000	N/A		N/A		N/A	N/A
	02/28/2012	(3)	440,000	880,000	N/A		N/A		N/A	N/A
Mark W. Joslin	02/28/2012	(1)	N/A	N/A	14,400	(4)	-		N/A	534,672
	02/28/2012	(2)	189,000	378,000	N/A		N/A		N/A	N/A
	02/28/2012	(3)	252,000	504,000	N/A		N/A		N/A	N/A
A. David Cook	02/28/2012	(1)	N/A	N/A	14,400	(4)	-		N/A	534,672
	02/28/2012	(2)	207,750	415,500	N/A		N/A		N/A	N/A
	02/28/2012	(3)	277,000	554,000	N/A		N/A		N/A	N/A
Kenneth G. St. Romain	02/28/2012	(1)	N/A	N/A	N/A		27,000	(4)	37.13	347,220
	02/28/2012	(1)	N/A	N/A	3,600	(4)	N/A		N/A	133,668
	02/28/2012	(2)	187,500	375,000	N/A		N/A		N/A	N/A
	02/28/2012	(3)	250,000	500,000	N/A		N/A		N/A	N/A
Stephen C. Nelson	02/28/2012	(1)	N/A	N/A	N/A		13,000	(4)	37.13	167,180
	02/28/2012	(1)	N/A	N/A	5,200	(4)	N/A		N/A	193,076
	02/28/2012	(2)	174,000	348,000	N/A		N/A		N/A	N/A
	02/28/2012	(3)	232,000	464,000	N/A		N/A		N/A	N/A

(1)	Granted under our 2007 LTIP.

(2)
Reflects grants under our Annual Cash Performance Program. See Compensation, Discussion and Analysis, “Annual Cash Performance Award.” The target and maximum amounts included in this table reflect the potential payments based on 2012 performance; the actual annual performance award payment amounts for 2012 are disclosed in the “Non‑Equity Compensation” column in the Summary Compensation Table. The maximum potential payments included in this table reflect 200% of the 2012 base salary amount for Mr. Perez de la Mesa and 150% of the 2012 base salary amounts for each of the other NEOs and the target payouts are 100% for Mr. Perez de la Mesa and 75% for the other NEOs.

(3)
Reflects grants under our SPIP for the three-year performance period that commenced January 1, 2012 and will end December 31, 2014. Target SPIP payout amounts are based on 50% of the maximum potential payouts. The maximum potential SPIP payouts reflect 200% of 2012 base salaries.

(4)	Each of these stock option and restricted stock grants cliff vest 50% after three years and 50% after five years, but would fully vest upon a change in control.

The following table summarizes the outstanding equity awards for each NEO as of December 31, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested ($)
Manuel J. Perez de la Mesa	02/09/2004	75,000	-		21.67	02/09/2014	N/A		N/A
	02/14/2005	60,000	-		31.51	02/14/2015	N/A		N/A
	02/08/2006	60,000	-		38.79	02/08/2016	N/A		N/A
	05/08/2007	60,000	-		37.85	05/08/2017	N/A		N/A
	02/26/2008	60,000	60,000	(1)	20.34	02/26/2018	N/A		N/A
	05/05/2009	80,000	80,000	(2)	18.44	05/05/2019	N/A		N/A
	02/23/2010	-	160,000	(3)	20.32	02/23/2020	N/A		N/A
	03/02/2011	-	160,000	(4)	24.50	03/02/2021	N/A		N/A
	02/28/2012	-	105,000	(5)	37.13	02/28/2022	N/A		N/A
Mark W. Joslin	08/09/2004	22,500	-		26.65	08/09/2014	N/A		N/A
	02/14/2005	22,500	-		31.51	02/14/2015	N/A		N/A
	02/08/2006	20,000	-		38.79	02/08/2016	N/A		N/A
	05/08/2007	15,000	-		37.85	05/08/2017	N/A		N/A
	02/26/2008	-	40,000	(1)	20.34	02/26/2018	N/A		N/A
	05/05/2009	-	39,000	(6)	18.44	05/05/2019	5,200	(7)	220,064	(11)
	02/23/2010	-	-		N/A	N/A	20,800	(8)	880,256	(11)
	03/02/2011	-	-		N/A	N/A	20,800	(9)	880,256	(11)
	02/28/2012	-	-		N/A	N/A	14,400	(10)	609,408	(11)
A. David Cook	02/09/2004	15,000	-		21.67	02/09/2014	N/A		N/A
	02/14/2005	18,000	-		31.51	02/14/2015	N/A		N/A
	02/08/2006	18,000	-		38.79	02/08/2016	N/A		N/A
	05/08/2007	18,000	-		37.85	05/08/2017	N/A		N/A
	02/26/2008	24,000	24,000	(1)	20.34	02/26/2018	N/A		N/A
	05/05/2009	15,000	15,000	(2)	18.44	05/05/2019	12,000	(7)	507,840	(11)
	02/23/2010	-	-		N/A	N/A	24,000	(8)	1,015,680	(11)
	03/02/2011	-	-		N/A	N/A	24,000	(9)	1,015,680	(11)
	02/28/2012	-	-		N/A	N/A	14,400	(10)	609,408	(11)
Kenneth G. St. Romain	02/09/2004	6,000	-		21.67	02/09/2014	N/A		N/A
	02/14/2005	7,500	-		31.51	02/14/2015	N/A		N/A
	02/08/2006	9,000	-		38.79	02/08/2016	N/A		N/A
	05/08/2007	7,500	-		37.85	05/08/2017	N/A		N/A
	02/26/2008	20,000	20,000	(1)	20.34	02/26/2018	N/A		N/A
	05/05/2009	30,000	30,000	(2)	18.44	05/05/2019	N/A		N/A
	02/23/2010	-	60,000	(3)	20.32	02/23/2020	N/A		N/A
	03/02/2011	-	60,000	(4)	24.50	03/02/2021	N/A		N/A
	02/28/2012	-	27,000	(5)	37.13	02/28/2022	3,600	(10)	152,352	(11)

Note: Table continues on next page.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested ($)
Stephen C. Nelson	02/09/2004	6,000	-		21.67	02/09/2014	N/A		N/A
	02/14/2005	9,000	-		31.51	02/14/2015	N/A		N/A
	02/08/2006	12,000	-		38.79	02/08/2016	N/A		N/A
	05/08/2007	11,250	-		37.85	05/08/2017	N/A		N/A
	02/26/2008	15,000	15,000	(1)	20.34	02/26/2018	N/A		N/A
	05/05/2009	15,750	15,750	(2)	18.44	05/05/2019	4,200	(7)	177,744	(11)
	02/23/2010	-	31,500	(3)	20.32	02/23/2020	4,200	(8)	177,744	(11)
	03/02/2011	-	31,500	(4)	24.50	03/02/2021	4,200	(9)	177,744	(11)
	02/28/2012	-	13,000	(5)	37.13	02/28/2022	5,200	(10)	220,064	(11)

(1)	These options vested on February 26, 2013.

(2)	These options will vest on May 5, 2014.

(3)	These options vested 50% on February 23, 2013 and the remaining 50% will vest on February 23, 2015.

(4)	These options will vest 50% on March 2, 2014 and 50% on March 2, 2016.

(5)	These options will vest 50% on February 28, 2015 and 50% on February 28, 2017.

(6)	These options will vest 100% on May 5, 2014.

(7)	These shares will vest 100% on May 5, 2014.

(8)	These shares vested 50% on February 23, 2013 and the remaining 50% will vest on February 23, 2015.

(9)	These shares will vest 50% on March 2, 2014 and 50% on March 2, 2016.

(10)	These shares will vest 50% on February 28, 2015 and 50% on February 28, 2017.

(11)	Based upon market value of $42.32 per share on December 31, 2012.

The table below summarizes the number of shares acquired and the dollar amounts realized by NEOs from the exercise of stock options in 2012.

OPTION EXERCISES

Name	Number of Shares Acquired Upon Exercise	Value Realized Upon Exercise
Manuel J. Perez de la Mesa	90,000	$2,786,400
Mark W. Joslin	—	—
A. David Cook	67,500	1,668,152
Kenneth G. St. Romain	27,000	661,416
Stephen C. Nelson	13,500	405,696

NONQUALIFIED DEFERRED COMPENSATION

Under our Deferred Compensation Plan, certain executives, including our NEOs, may elect to defer all or a portion of their base salary and annual non-equity incentive compensation. Participants choose to invest their deferrals in one or more specified investment funds. Participants may change their fund selection at any time, subject to certain limitations. The table below shows the funds available and their annual rates of return for the calendar year ended December 31, 2012 as reported by T. Rowe Price. Earnings are determined by the results of the individual investments.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Artisan International Fund	25.39%	TRP Retirement Income Fund	10.05%
Nuveen Mid-Cap Value Fund	9.93%	TRP Retirement 2005 Fund	11.35%
Goldman Sachs Small Cap Value Fund	16.54%	TRP Retirement 2010 Fund	12.44%
MSIF U.S. Real Estate Fund, P	16.02%	TRP Retirement 2015 Fund	13.81%
TRP Equity Income Fund	17.25%	TRP Retirement 2020 Fund	15.01%
TRP Growth Stock Fund	18.92%	TRP Retirement 2025 Fund	16.00%
TRP Mid-Cap Growth Fund	13.91%	TRP Retirement 2030 Fund	16.82%
TRP New Income Fund	5.86%	TRP Retirement 2035 Fund	17.35%
TRP Prime Reserve Fund	0.01%	TRP Retirement 2040 Fund	17.55%
Vanguard 500 Index Fund	15.97%	TRP Retirement 2045 Fund	17.62%
TRP Small Cap Stock Fund	18.01%	TRP Value Fund	19.46%

Benefits under our Deferred Compensation Plan will be paid to our NEOs as each executive elects, but no earlier than one full year after the end of the plan year for which compensation is deferred or six months after termination of employment. However, upon a showing of financial hardship and certain other requirements, an NEO may be allowed to access funds in his deferred compensation account earlier than the beginning of the year following the executive’s retirement or termination. In the event of a change in control, all vested accrued benefits will automatically be accelerated and payable in full. The time and schedule of payments may also be accelerated if the participant becomes disabled, to fulfill a qualified domestic relations order, if the amount is less than $10,000 or to pay employment taxes. Benefits can be received either as a lump sum payment or installments.

The following table summarizes the nonqualified deferred compensation earned by our NEOs in 2012. All amounts relate to our Deferred Compensation Plan.

Name	Executive Contributions in Last FY	Company Contributions in Last FY (1)	Aggregate Gains in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Manuel J. Perez de la Mesa	$115,080	$85,312	$50,642	$—	$540,017	(2)
Mark W. Joslin	48,061	36,935	60,134	—	527,079	(3)
A. David Cook	13,844	9,408	19,920	—	148,621	(4)
Kenneth G. St. Romain	47,912	36,852	15,788	—	176,222	(5)
Stephen C. Nelson	46,377	7,885	34,334	—	307,646	(6)

(1)	These amounts are included in the Summary Compensation Table (All Other Compensation).

(2)	Includes Company contributions of $19,733 for 2011 and $9,016 for 2010 disclosed in the Summary Compensation Table (All Other Compensation).

(3)	Includes Company contributions of $8,075 for 2011, $3,999 for 2010 disclosed in the Summary Compensation Table (All Other Compensation).

(4)	Includes Company contributions of $8,959 for 2011, and $2,849 for 2010 disclosed in the Summary Compensation Table (All Other Compensation).

(5)	Includes Company contributions of $6,524 for 2011 and $1,757 for 2010 disclosed in the Summary Compensation Table (All Other Compensation).

(6)	Includes Company contributions of $5,593 for 2011 disclosed in the Summary Compensation Table (All Other Compensation).

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

Effect of Termination of Employment or Change of Control upon Outstanding Equity Awards

Stock options granted to NEOs, subject to certain limitations,

▪	immediately vest and become fully exercisable upon a change of control, death or disability;

▪
remain exercisable and continue to vest in accordance with the original vesting schedule upon retirement (which is defined as attainment of the age of 55 years or more and continuous service to us for a period of at least ten years);

▪	are immediately forfeited, whether or not then exercisable, upon termination for cause; and

▪	remain exercisable and, subject to the Compensation Committee’s discretion, continue to vest in accordance with their original schedule upon termination without cause.

Shares of restricted stock granted to NEOs, subject to certain limitations,

▪	fully vest upon a change of control, death or disability;

▪	continue to vest in accordance with the original vesting schedule upon retirement; and

▪	are immediately forfeited upon termination, whether voluntary or involuntary, or subject to the Compensation Committee’s discretion, continue to vest in accordance with the original vesting schedule.

Assuming a change of control occurred on December 31, 2012, the following table sets forth the value of all unvested stock options and shares of restricted stock held by the NEOs at December 31, 2012, that would immediately vest upon a change in control.

	Number of Shares Underlying Unvested Awards		Unrealized Value of Unvested Awards
Name	Option Awards	Stock Awards	Option Awards (1)	Stock Awards (2)	Total Unrealized Value of Unvested Awards
Manuel J. Perez de la Mesa	565,000	—	$10,145,350	$—	$10,145,350
Mark W. Joslin	79,000	61,200	1,810,520	2,589,984	4,400,504
A. David Cook	39,000	74,400	885,720	3,148,608	4,034,328
Kenneth G. St. Romain	197,000	3,600	3,685,330	152,352	3,837,682
Stephen C. Nelson	106,750	17,800	2,027,610	753,296	2,780,906

(1)
We calculated by multiplying the number of unvested in-the-money stock options by the closing price of our Common Stock as of December 31, 2012 and then deducting the aggregate exercise price for these options.

(2)	We calculated by multiplying the number of shares of unvested restricted stock by the closing price of our Common Stock as of December 31, 2012.

Severance Payments upon Termination without Cause

Upon termination other than for cause, Mr. Perez de la Mesa is entitled to receive his base salary for a period of six months after termination and the other executive officers are entitled to receive their respective base salaries for a period of three months. The table below presents the amounts we would pay to each NEO upon termination without cause as of December 31, 2012.

Name	Maximum Cash Payout upon Termination Without Cause
Manuel J. Perez de la Mesa	$220,000
Mark W. Joslin	63,000
A. David Cook	69,250
Kenneth G. St. Romain	62,500
Stephen C. Nelson	58,000

Executive officers are not entitled to any additional compensation, perquisites or other personal benefits upon a change in control, retirement or termination, except for future payments under our 401(k) Plan and Deferred Compensation Plan.

DIRECTOR COMPENSATION

The many responsibilities and risks of serving as a director of a public company require that we provide adequate compensation in order to attract and retain qualified and productive directors. Our directors play an important role in guiding our strategic direction and overseeing our management.

The Board conducted its last comprehensive review of non-employee director and Chairman compensation in 2011. The Compensation Committee retained the compensation consulting firm of Lyons, Benenson & Company Inc. (Lyons) to assist with its review. Lyons reported directly to the Compensation Committee Chairman and was advised by the Compensation Committee to compare our director compensation program against our peer group. The current schedule of fees payable to our director is as follows:

▪	Lead independent director annual retainer - $75,000

▪	Non-employee director annual retainer - $40,000

▪	Audit Committee chairman - $20,000

▪	Audit Committee membership - $10,000

▪	Compensation Committee chairman - $15,000

▪	Compensation Committee membership - $10,500

▪	Nominating and Corporate Governance Committee chairman - $15,000

▪	Nominating and Corporate Governance Committee membership - $7,500

▪	Strategic Planning Committee chairman - $15,000

▪	Strategic Planning Committee membership - $7,500

We reimburse our directors for reasonable out-of-pocket expenses they incur to attend Board and committee meetings and director education programs.

Directors may elect to receive equity grants in lieu of their cash compensation. In 2012, each non-employee director was permitted elect to receive his equity compensation in (i) 8,696 stock options with an exercise price equal to 100% of the fair market value of the Common Stock at the date of grant; or (ii) 3,231 shares of restricted stock based on the market value on the date of grant of $37.14. Except under certain limited circumstances, the options and restricted stock vest no earlier than one year after the grant date. Each option granted is exercisable for up to ten years after the grant date. Total non-employee Board annual compensation is $1,133,512 or an average of $188,919 per non-employee director.

The table below summarizes the compensation we paid to our non-employee directors and our Chairman during the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash		Stock Awards (1)	Option Awards	All Other Compensation	Total
Andrew W. Code	$50,510	(2)	$119,999	$—	$—	$170,509
James J. Gaffney	65,000		119,999	—	—	184,999
George T. Haymaker, Jr.	62,500		119,999	—	—	182,499
Harlan F. Seymour	72,500		119,999	—	—	192,499
Robert C. Sledd	60,500		—	120,005	—	180,505
John E. Stokely	102,500		119,999	—	—	222,499
Wilson B. Sexton (3)	90,000		169,396	—	4,770	264,166

(1)	Amounts shown do not reflect compensation actually received by the directors. Instead, these amounts reflect the total estimated grant date fair value of the stock awards.

(2)
Upon re-election to the Board in May 2012, Mr. Code opted to receive an equity grant in lieu of cash compensation. Thus, the amount reported in this column represents the grant date fair value of the stock award received in May 2012 in lieu of his Board fees for the second quarter 2012 through the first quarter 2013.

(3)
Our Chairman, Mr. Sexton, is employed by us primarily in the area of investor relations. In 2012, Mr. Sexton received $90,000 in cash compensation and an award of 4,561 shares of restricted stock for both his service as Chairman and for his work in investor relations. Mr. Sexton is eligible to participate in our 401(k) Plan, Deferred Compensation Plan and medical, dental and long-term disability programs on the same basis as our officers.

As of December 31, 2012, options outstanding, options exercisable and stock awards outstanding for each director included the following:

Director	Options Outstanding	Options Exercisable	Stock Awards Outstanding
Mr. Code	14,118	14,118	4,591
Mr. Gaffney	29,750	29,750	3,231
Mr. Haymaker	29,750	29,750	3,231
Mr. Seymour	43,868	43,868	3,231
Mr. Sledd	92,075	83,379	—
Mr. Stokely	22,618	22,618	3,231
Mr. Sexton	61,929	61,929	4,561

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our policy for transactions with related persons is included within our Audit Committee Charter. Our Audit Committee Charter requires that the Audit Committee review and approve all related person transactions of the type that would be required to be disclosed in this proxy statement and as may otherwise be required by NASDAQ.

In January 2002, we entered into a lease agreement with S&C Development, LLC (S&C) for additional warehouse space adjacent to our sales center facility in Mandeville, Louisiana. The sole member of S&C is A. David Cook, a Pool executive officer. In 2006, we extended this lease for a second term, which covers a term of seven years and will expire on December 31, 2013. As of December 31, 2012, we pay rent of $5,778.91 per month for the 8,600 square foot space.

In May 2001, we entered into a lease agreement with Kenneth G. St. Romain, a Pool executive officer, for a sales center facility in Jackson, Mississippi. The original seven year lease term commenced on November 16, 2001. The current five year lease renewal commenced on December 1, 2008 and will expire on November 30, 2013. As of December 31, 2012, we pay rent of $9,102.97 per month for the 20,000 square foot facility.

We believe the leases discussed above reflect fair market rates and terms that are as favorable to us as could be obtained with unrelated third parties. The lease renewals described above were approved in advance by the Board and the Audit Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons owning more than 10% of a registered class of our equity securities to file with the SEC reports of ownership and changes in ownership of our Common Stock.  Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of these reports furnished, management believes that the directors, executive officers and greater than 10% stockholders complied with these requirements in a timely manner during the fiscal year 2012 with the exception of one Form 4 for each of Messrs. Cook and St. Romain and Ms. Neil to report the withholding of shares to pay taxes due upon the vesting of restricted stock.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF POOL CORPORATION
The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls over financial reporting.

In this context, the Audit Committee has met and held discussions with management, the Company’s internal auditors and the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s audited financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm that matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended ("SAS") No. 61, as amended (Public Company Accounting Oversight Board ("PCAOB") Professional Standards, AU Section 380).

In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm the firm’s independence from the Company and management and has received the written disclosures and letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee has discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee has met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee has determined there were no non-audit services rendered by the Company’s independent registered public accounting firm to the Company during the years ended December 31, 2012 and 2011.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC. The Audit Committee has also approved the selection of the Company’s independent registered public accounting firm for the 2013 fiscal year.

AUDIT COMMITTEE
John E. Stokely, Chairman
James J. Gaffney
Harlan F. Seymour
Robert C. Sledd

The Audit Committee Report set forth above shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under such Acts.

PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

The Audit Committee has approved the retention of Ernst & Young LLP (E&Y) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, and recommends the ratification of such retention by the stockholders. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for ratification of the retention of E&Y as the Company’s independent registered public accounting firm. If the stockholders do not ratify the selection of E&Y, the Audit Committee will reconsider the selection.

Representatives of E&Y are expected to be present at the Annual Meeting, with the opportunity to make any statement they desire at that time, and will be available to respond to appropriate questions. The following table presents fees for professional audit services rendered by E&Y for the audit of the Company’s annual financial statements for the years ended December 31, 2012 and 2011, and fees billed for other services rendered by E&Y.

	2012	2011
Audit fees (1)	$814,204	719,431
Tax fees	—	—
Total	$814,204	719,431

(1)
Audit Fees consisted of the audit of the financial statements included in our Annual Report on Form 10‑K, the audit of our internal control over financial reporting and review of the financial statements included in our Quarterly Reports on Form 10‑Q.

The Audit Committee preapproves all audit and permissible non-audit services before such services begin. Mr. Stokely, Audit Committee Chairman, has the delegated authority to preapprove such services and these preapproval decisions are presented to the full Audit Committee at the next scheduled meeting. During fiscal years 2012 and 2011, the Audit Committee and/or the Audit Committee Chairman preapproved 100% of the services performed by E&Y. A copy of our Procedure for Preapproval of Services by our Independent Audit Firm is posted on our website at www.poolcorp.com.

The Board of Directors unanimously recommends that our stockholders vote FOR the ratification of the retention of E&Y as our independent registered public accounting firm for fiscal year 2013.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
(Proposal 3)

We are asking stockholders to vote to approve, on an advisory (nonbinding) basis, on the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules. As described above in detail under the headings Compensation Discussion and Analysis and Executive Compensation, our executive compensation programs are designed to attract, motivate and retain our Named Executive Officers in a way that rewards performance and is aligned with our stockholders’ long-term interests. We believe that our executive compensation program reflects an overall pay-for-performance culture, which is strongly aligned with the long-term interests of our stockholders. Until the financial downturn that began in 2007, we achieved very strong earnings growth since the Company’s initial public offering in 1995. In 2010, we realized a return to earnings growth, continued improvements in working capital management and another year of strong cash flow generation followed by like performance in 2011 and 2012. In 2012, we realized 23% growth in adjusted diluted earnings per share which was our third consecutive year with greater than 20% diluted earnings per share growth. Our total stockholder return over the prior 1, 3, 5, and 10 year periods was 42.7%, 130.7%, 127.1% and 163.8%, respectively.

By design, our compensation is significantly more performance weighted than the market, which we believe more closely aligns executive management’s interests with our stockholders, such that above market stockholder returns correlate with above market compensation and below market stockholder returns correlate with below market compensation. In this regard, the primary fixed component of compensation, base salary, is below market for our Named Executive Officers. As noted previously, our Chief Executive Officer’s base salary represents 58% of the median salary of our peer group and our other Named Executive Officer’s salaries represent on average 69% of peer group salaries.

The annual objectives under our annual cash award program are designed to be challenging and encompass improvement over the status quo with earnings per share being the single most important objective.

In the past, we have sought and received approval from stockholders regarding certain award plans, including our SPIP, which is based upon a three-year performance metric, and our 2007 LTIP. At our 2012 annual meeting of stockholders, our stockholders approved our executive compensation. The final votes were as follows:

Number of Shares
For	Against	Abstain	Broker Non-Votes
39,192,685	484,478	2,553,956	3,134,180

We believe that performance based compensation with annual, medium-term and long-term components serve to align executive interests with long-term stockholder interests while mitigating the motivation to take undue risk in the management of the business.

We are asking stockholders to vote on the following resolution:

RESOLVED, that the compensation paid to the Named Executive Officers as disclosed in the proxy statement for the Company’s 2013 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission is hereby APPROVED.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

The vote on this proposal is advisory, and therefore not binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Board of Directors unanimously recommends that our stockholders vote to approve the compensation of our Named Executive Officers as disclosed in this proxy statement by voting FOR this say-on-pay proposal.

PROPOSAL TO APPROVE THE POOL CORPORATION
STRATEGIC PLAN INCENTIVE PROGRAM
(Proposal 4)

Purpose of the Proposal

The purpose of the Strategic Plan Incentive Program ("SPIP") is to promote the interests of the Company and its stockholders by providing senior management with a cash award upon achievement of specified diluted earnings per share growth as diluted earnings has proven to have the strongest long-term correlation with total stockholder return. The SPIP is a cash-based, medium term pay-for-performance program that effectively links the Company's medium-term financial performance with the total cash compensation paid to senior management. The SPIP serves to complement the Company's annual cash award program and the long-term value creation opportunity provided by our annual equity awards.

As background, our first SPIP was introduced in 2006. As initially approved by our stockholders in 2006, it was designed so that compensation paid under it might be deductible as "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). However, we modified our SPIP as part of our comprehensive compensation review in 2008 and we have not solicited stockholder approval since 2006 for 162(m) purposes.

The Compensation Committee has determined that it is in the best interests of the Company and its stockholders to revise the SPIP so that it is, once again, designed to qualify as performance-based compensation under Section 162(m). To further this goal, the material terms of the SPIP, including the employees eligible to receive compensation under the SPIP, a description of the business criteria on which the performance goal is based and the maximum amount of compensation that could be paid to any employee under the SPIP, must be approved by the stockholders.

If the stockholders do not approve the SPIP at the Meeting, the Compensation Committee still expects to make award payments to the Named Executive Officers and senior management under the program. The difference is that the Company will lose a portion of the tax deductibility that might have otherwise been available to it. The Compensation Committee has not adopted a policy that all compensation paid must be tax-deductible and qualified under Section 162(m) of the Code. If the Company cannot deduct compensation payments from its taxes, those payments are more costly to the Company.

From its introduction in 2006 through 2011, the SPIP did not result in any payout as the three-year diluted EPS CAGR did not meet or exceed the minimum threshold necessary for a payout. In 2012, the maximum payout was realized as the three-year diluted EPS CAGR exceeded the program's 20% maximum payout threshold.

The SPIP is summarized below and the full text of the SPIP is attached to this Proxy Statement as Appendix A. Because this is a summary, it may not contain all the information that you may consider to be important. You should read Appendix A carefully before you decide how to vote on this proposal.

Terms of the SPIP

Participation. Senior management of the Company designated by the Compensation Committee. We have seven executive officers and 19 additional members of senior management who currently participate in the SPIP.

Awards. Under the SPIP each senior manager is eligible to earn an award either in an amount equal to up to (i) 200% of his or her base salary (“Group I”), (ii) 100% of his or her base salary (“Group II”), or 50% of his or her base salary ("Group III"), based on the Company's compounded earnings per share (“EPS”) growth rate over a three year period. Thus, for example, the performance period for awards to be paid in 2016 shall be from January 1, 2013 through December 31, 2015 and the baseline EPS shall be the adjusted 2012 diluted EPS ($1.85). A CAGR of EPS over 10% up to 20% of the baseline established by the Compensation Committee shall result in a pro rata increase in the award based on the following criteria: (1) Group I: a 10% EPS growth rate will result in an award to a participant equal to 50% of the participant's base salary; 15% EPS growth rate will result in an award to a participant equal to 100% of the participant's base salary; and a 20% EPS growth rate will result in an award to a participant equal to 200% of the participant's base salary; (2) Group II: 10% EPS growth rate will result in an award to a participant equal to 25% of the participant's base salary; 15% EPS growth rate will result in an award to a participant equal to 50% of the participant's base salary; and a 20% EPS growth rate will result in an award to a participant equal to 100% of the participant's base salary; and (3) Group III: 10% EPS growth rate will result in an award to a participant equal to 12.5% of the participant's base salary; 15% EPS growth rate will result in an award to a participant equal to 25% of the participant's base salary; and a 20% EPS growth rate will result in an award to a participant equal to 50% of the participant's base salary.

No participant will be entitled to be paid an award under the SPIP unless he or she is employed by the Company on the last day of the performance period. The Committee may choose to make exceptions in the case of retirement, death or disability. Payments of awards will be made by February 28 following the end of the performance period and the Compensation Committee's certification of the results.

No participant may be paid an award under the SPIP of more than $1,500,000 for any fiscal year. Under the SPIP, the Compensation Committee has discretion to reduce, but not to increase, an individual's payout. The SPIP specifies the events or changes that will result in adjustments to the calculation of the Company's diluted EPS. The Committee may also specify, within the first 90 days of a performance period, other events or changes that will result in adjustments for that period.

Administration

The Compensation Committee, which is made up solely of "outside directors," as defined in regulations under Section 162(m), will have full power to administer the SPIP. Its powers include the power to adopt rules and regulations relating to the SPIP, to interpret the SPIP and to make all determinations, including the setting of performance targets and the certifying of performance results, necessary for compliance with Section 162(m).

SPIP Amendments

The Compensation Committee or the Board may amend or terminate the SPIP at any time. Stockholder approval of amendments is required only if necessary under Section 162(m). The SPIP will be presented to stockholders for re-approval at least every five years.

Plan Benefits

Grants of awards under the SPIP will be made in the future discretion of the Compensation Committee, as necessary to attract and retain key personnel. The following table provides information on the amounts paid to the named persons and groups under the Plan for the three-year performance period ended December 31, 2012, based upon earnings per share growth and salary levels on that date.

Name and Position	Plan Payout Amount
Manuel J. Perez de la Mesa President and Chief Executive Officer	$880,000
A. David Cook Vice President	554,000
Mark W. Joslin Vice President and Chief Financial Officer	504,000
Kenneth G. St. Romain Vice President	500,000
Stephen C. Nelson Vice President	464,000
Executive Officer Group (1)	3,381,000
Non-Executive Officer Director Group	—
Non-Executive Officer Employee Group (2)	2,400,087

(1)	Includes 2 additional senior officers.

(2)	Represents 18 non-officer employees who participate in the Plan.

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is required to approve the SPIP.

The Board of Directors unanimously recommends that the Company's stockholders vote "FOR" approval of the Pool Corporation Strategic Plan Incentive Program

STOCKHOLDER PROPOSALS AND BOARD NOMINATIONS
In order to be considered for inclusion in the proxy materials related to our 2014 annual meeting of stockholders, we must receive stockholder proposals no later than November 28, 2013. If such proposal is timely received and in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders.

Our Bylaws also require that any stockholder who desires to nominate a director or present a proposal before the 2014 annual meeting must notify the Company’s Corporate Secretary no earlier than July 1, 2013 and no later than November 28, 2013.

By Order of the Board of Directors,
Jennifer M. Neil
Corporate Secretary

Covington, Louisiana
March 28, 2013

APPENDIX A

POOL CORPORATION
STRATEGIC PLAN INCENTIVE PROGRAM

ARTICLE I
PURPOSE OF PROGRAM
Section 1.1    The purpose of the Strategic Plan Incentive Program (the “Program”) is to provide senior management with an additional opportunity to be earned upon the achievement of specified earnings objectives related to the strategic plan for the growth of Pool Corporation (the “Company”). The Program is a cash-based, pay-for-performance program that effectively links the Company's long-term financial performance with the total cash compensation paid to senior management. The Program serves to complement the Company's annual bonus program and the longer-term value creation provided by stock option or restricted stock awards. Under the terms of the Program, discussed below, each senior manager is eligible to earn an award either in an amount equal to up to (i) 200% of his or her base salary (“Group I”), (ii) 100% of his or her base salary (“Group II”) or (iii) 50% of his or her base salary ("Group III") based on the Company's diluted earnings per share (“EPS”) growth over a three-year period. The first three-year performance period under the Program shall be based on the Company's EPS growth from 2013 to 2015.  The Program is designed to ensure that payments hereunder to executive officers of the Company are deductible for federal income tax purposes without limit under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (“Section 162(m)”).  In order for the payments under the Program to qualify as “performance-based” compensation under Section 162(m), the Program must be approved by the Company's stockholders.
ARTICLE II
ADMINISTRATION OF THE PROGRAM
Section 2.1    The Program shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”), which shall be made up solely of two or more “outside directors” of the Company, as such term is defined in Section 162(m).  The Committee shall have the sole discretion and authority to administer and interpret the Program in accordance with Section 162(m).
Section 2.2    Subject to the express provisions and limitations set forth in the Program, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of the Program, including, without limitation, the following:

(a)	To prescribe, amend and rescind rules and regulations relating to the Program and to define terms not otherwise defined herein;

(b)	To determine which persons are eligible to be paid awards and to which of such participants, if any, awards hereunder are actually paid;

(c)	To verify the Company's EPS, as defined herein, and the extent to which the Company has satisfied any other performance goals or other conditions applicable to the payment of awards under the Program;

(d)	To prescribe and amend the terms of any agreements or other documents under the Program (which need not be identical);

(e)	To determine whether, and the extent to which, adjustments are required pursuant to Article V;

(f)
To interpret and construe the Program, any rules and regulations under the Program, and the terms and conditions of any award opportunities provided hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

(g)	To make all other determinations deemed necessary or advisable for the administration of the Program.

ARTICLE III
ELIGIBILITY FOR PARTICIPATION
Section 3.1    The Committee shall, on an annual basis and in accordance with Section 162(m), designate the senior management of the Company who shall participate in the Program for the performance period beginning in that year and identify them as either Group I, Group II, or Group III.
ARTICLE IV
PERFORMANCE CRITERIA
Section 4.1    Program participants shall be entitled to earn an award based upon the Company's EPS growth at a compounded annual growth rate (“CAGR”) of at least 10% during the performance period. Thus, for example, the performance period for awards to be paid in 2016 shall be from January 1, 2013 through December 31, 2015 and the baseline EPS shall be 2012 EPS, adjusted as provided herein. The maximum payout amounts for Group I shall be 200% of base salary as of the end of the performance period, for Group II shall be 100% of base salary as of the end of the performance period, and for Group III shall be 50% of base salary as of the end of the performance period.
No award shall be earned or paid unless the CAGR of the threshold EPS baseline established by the Committee is at least 10%.

Section 4.2    A CAGR of EPS of between 10% to 20% of the baseline established by the Committee shall result in a pro rata increase in the award based on the following criteria: (1) Group I: 10% EPS growth rate will result in an award to a participant equal to 50% of the participant's base salary; 15% EPS growth rate will result in an award to a participant equal to 100% of the participant's base salary; and a 20% EPS growth rate will result in an award to a participant equal to 200% of the participant's base salary; (2) Group II: 10% EPS growth rate will result in an award to a participant equal to 25% of the participant's base salary; 15% EPS growth rate will result in an award to a participant equal to 50% of the participant's base salary; and a 20% EPS growth rate will result in an award to a participant equal to 100% of the participant's base salary; and (3) Group III: 10% EPS growth rate will result in an award to a participant equal to 12.5% of the participant's base salary; 15% EPS growth rate will result in an award to a participant equal to 25% of the participant's base salary; and a 20% EPS growth rate will result in an award to a participant equal to 50% of the participant's base salary.
The following tables present the award, expressed as a percentage of a participant's salary, to be earned in the initial performance period (fiscal years 2013 - 2015) assuming baseline EPS of $1.85.

Group I
CAGR	Ending EPS	Salary %
10%	$2.46	50%
11%	2.53	60%
12%	2.60	70%
13%	2.67	80%
14%	2.74	90%
15%	2.81	100%
16%	2.89	120%
17%	2.96	140%
18%	3.04	160%
19%	3.12	180%
20%	3.20	200%

Group II
CAGR	Ending EPS	Salary %
10%	$2.46	25%
11%	2.53	30%
12%	2.60	35%
13%	2.67	40%
14%	2.74	45%
15%	2.81	50%
16%	2.89	60%
17%	2.96	70%
18%	3.04	80%
19%	3.12	90%
20%	3.20	100%

Group III
CAGR	Ending EPS	Salary %
10%	$2.46	12.5%
11%	2.53	15.0%
12%	2.60	17.5%
13%	2.67	20.0%
14%	2.74	22.5%
15%	2.81	25.0%
16%	2.89	30.0%
17%	2.96	35.0%
18%	3.04	40.0%
19%	3.12	45.0%
20%	3.20	50.0%

Section 4.3    Within the first 90 days of each performance period, the Committee shall establish in writing the EPS baselines for the performance period, as such baselines may be adjusted pursuant to Section 4.4 below.
Section 4.4    The term “performance period” shall mean the period for which the award is payable. For calculation of the award, the term “EPS” shall mean the net income per weighted average common share outstanding, assuming dilution, for the performance period. EPS shall be adjusted as necessary to reflect the following: acquisition-related charges and/or impact on results; the effects of changes in tax law, changes in accounting principles or other such laws or provisions affecting reported results; major capital restructuring; goodwill and other non-cash impairment charges; and any extraordinary items, including those defined in the Financial Accounting Standards Board Accounting Standards Codification 225-20, Extraordinary and Unusual Items, and/or described in management's discussion and analysis of financial condition and results of operations appearing in the annual report to stockholders for the applicable year. EPS shall also be adjusted to reflect any other events or changes specified in writing by the Committee within the first 90 days of the performance period.
Section 4.5    An award shall be paid to a participant in cash no later than February 28 following the end of the performance period. Notwithstanding any other provision of the Program to the contrary, no participant shall be entitled to any payment with respect to any award unless the members of the Committee referred to in Section 2.1 hereof shall have certified the payout amount of the awards calculated as provided in this Article IV.
ARTICLE V
AMOUNT OF AWARD
Section 5.1    The maximum award for any Program participant per year shall be $1,500,000. In its sole discretion, the Committee may also reduce, but may not increase, an individual's award calculated under the formula set forth under this Program. In determining the amount of any reduced award, the Committee reserves the right to apply subjective, discretionary criteria to determine a revised amount.
ARTICLE VI
PAYMENT OF AWARD
Section 6.1    The payment of an award for a given performance period requires that the Program participant be on the Company payroll as of the last day of the performance period. The Committee may make exceptions to this requirement in the case of retirement, death or disability, as determined by the Committee in its sole discretion. No award shall be paid unless and until the Committee makes a certification in writing to the extent required under Section 162(m).
ARTICLE VII
AMENDMENT AND TERMINATION
Section 7.1    The Company reserves the right to amend or terminate this Program at any time with respect to future services of participants. Program amendments may be adopted by the Board of Directors or the Committee, and will require stockholder approval only to the extent required to satisfy the conditions for exemption under Section 162(m) or otherwise. The Board and the Committee have the power to amend the EPS targets from those provided herein in accordance with Section 162(m) and as a result, for purposes of compliance with Section 162(m), this Program must be approved by the stockholders of the Company every five years.

ARTICLE VIII
TAX WITHHOLDING
Section 8.1    The Company shall have the right to make all payments or distributions pursuant to the Program to a participant, net of any applicable federal, state and local taxes required to be paid or withheld. The Company shall have the right to withhold from wages or other amounts otherwise payable to such participant such withholding taxes as may be required by law, or to otherwise require the participant to pay such withholding taxes. If the participant shall fail to make such tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such participant or to take such other action as may be necessary to satisfy such withholding obligations.
ARTICLE IX
NON-ASSIGNABILITY
Section 9.1    Unless the Committee expressly states otherwise, no participant in the Program may sell, assign, convey, gift, pledge or otherwise hypothecate or alienate any award opportunity or amounts determined by the Committee to be payable under the Program, until such amounts (if any) are actually paid.
ARTICLE X
NON-EXCLUSIVITY OF PROGRAM
Section 10.1    Neither the adoption of the Program by the Board of Directors nor the submission of the Program to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other compensation arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.
ARTICLE XI
EMPLOYMENT AT WILL
Section 11.1    Neither the Program, selection of a person as a participant in the Program nor the payment of any award to any participant under the Program nor any action by the Board of Directors or the Committee shall be held or construed to confer upon any person any right to be continued in the employ of the Company. The Company expressly reserves the right to discharge any participant whenever in the sole discretion of the Company its interest may so require.
ARTICLE XII
RIGHTS OF PARTICIPANTS
Section 12.1    At no time before the actual payout of an award to any participant under the Program shall any participant accrue any vested interest or right whatsoever under the Program, and the Company has no obligation to treat participants identically under the Program.
Section 12.2    The Program constitutes a mere promise by the Company to make benefit payments in the future and the rights of participants to benefits under this Program shall be solely those of general unsecured creditors of the Company. No participant shall have any interest in any fund or any specific asset of the Company.
ARTICLE XIII
GOVERNING LAW
Section 13.1    The Program and any agreements and documents hereunder shall be interpreted and construed in accordance with the laws of the State of Louisiana and applicable federal law. The Committee may provide that any dispute concerning the Program shall be presented and determined in such forum as the Committee may specify, including through binding arbitration.
ARTICLE XIV
DEFERRAL OF AWARDS
Section 14.1    The awards payable hereunder are designed to constitute short-term deferrals that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations thereunder (“Section 409A”).
Section 14.2    The Company has in effect a Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) under which certain employees are eligible to defer compensation, including awards granted under this Program. The requirements applicable to such deferrals, including the timing of deferral elections for any award, shall be made in compliance with the terms of the Deferred Compensation Plan and Section 409A.

POOL CORPORATION
109 NORTHPARK BLVD.
COVINGTON LA 70433

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

POOL CORPORATION

The Board of Directors recommends that you vote FOR the following:

Vote on Directors

	For All	Withhold All	For All Except	To withhold authority to vote for any individual Nominee(s), mark "For All Except" and write the Number(s) of the nominee(s) on the line below.
1. Election of Directors **Nominees:** 01) Wilson B. Sexton 02) Andrew W. Code 03) James J. Gaffney 04) George T. Haymaker, Jr. 05) Manuel J. Perez de la Mesa 06) Harlan F. Seymour 07) Robert C. Sledd 08) John E. Stokely	☐	☐	☐	______________

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:	**For**	**Against**	**Abstain**
2. Ratification of the retention of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2013 fiscal year	☐	☐	☐
3. Say-on-pay vote: Advisory vote to approve executive compensation as disclosed in the proxy statement	☐	☐	☐
4. Approve the Pool Corporation Strategic Plan Incentive Program	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer

Signature[PLEASE SIGN WITHIN BOX] **Date** **Signature (Joint Owners)** **Date**

POOL CORPORATION
109 NORTHPARK BOULEVARD
COVINGTON, LOUISIANA 70433

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF POOL CORPORATION

The undersigned hereby appoints Jennifer M. Neil and Melanie M. Housey, or either of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of Common Stock of Pool Corporation (the "Company") held of record by the undersigned on March 13, 2013, at the annual meeting of stockholders to be held at the Company's headquarters at 109 Northpark Boulevard, Covington, Louisiana 70433, on May 1, 2013, or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES NAMED ON THE REVERSE SIDE AND, FOR PROPOSALS 2, 3 AND 4. THE PROXY HOLDERS NAMED ABOVE WILL VOTE AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on the reverse side